UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 6, 2006

ASIAN FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

000-27129
(Commission File Number)

Wyoming	91-1922225

(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

69930 Highway 111, Suite 100, Rancho Mirage, CA  92270
(Address of principal executive offices, with zip code)

(760) 219-2776
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01         Entry into a Material Definitive Agreement
Description of Business
Description of Property
Risk Factors
Management’s Discussion and Analysis
Legal Proceedings
Security Ownership of Certain Beneficial Owners and Management
Directors and Executive Officers
Executive Compensation
Indemnification of Directors and Executive Officers
Certain Relationships and Related Transactions
Description of Securities
Market Price of and Dividends on the Registrant’s Common Equity and
Related Stockholders Matters
Item 3.02.        Unregistered Sales of Equity Securities
Item 5.01.        Changes in Control
Item 5.02.        Departure of Directors or Principal Officers; Election of Directors;
Appointment of Principal Officers.
Item 5.03.        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 5.06.        Change in Shell Company Status
Item 7.01.        Regulation FD
Item 9.01.        Financial Statements and Exhibits

 Item 1.01        Entry into a Material Definitive Agreement

On August 31, 2006, we entered into a definitive Equity Transfer Agreement with Duoyuan Investments Limited, a British Virgin Islands company with operating subsidiaries in the People’s Republic of China.  A copy of the Equity Transfer Agreement is filed as Exhibit 2.1 to this report and is incorporated in its entirety.  The following description of the terms and conditions of the Equity Transfer Agreement is modified and supplemented by such reference.

In accordance with the Equity Transfer Agreement, we shall issue to Duoyuan Investments Limited or its designees (“Duoyuan Investments”) 47,100,462 shares of our common stock to purchase all of the equity interest of Duoyuan Digital Printing Technology Industry(China) Co., Ltd. (“Duoyuan China”, and the purchase of Duoyuan China will be referred to as the “Equity Transfer”).  Once the Equity Transfer closes, Duoyuan China will become our wholly-owned subsidiary, and Wenhua Guo, the sole shareholder of Duoyuan Investments, will become our controlling shareholder.  We will not receive any cash proceeds from the Equity Transfer.  We plan to amend our Articles of Incorporation to change our name to “Duoyuan Digital Printing Holdings Company” (tentative).

At the closing of the Equity Transfer, all of our directors and officers will resign, effective at the Closing date of the Equity Transfer, which is scheduled on or before September 30, 2006 or such other date agreed by the parties, and the nominees appointed by Duoyuan Investments will become our directors.

The closing of the Equity Transfer remains contingent upon the satisfaction of a number of material conditions, including governmental approvals in China, and as a result, the closing of the Equity Transfer has not yet occurred, and there has not yet been a change in control of the Company.  If the conditions to be satisfied are not fully met in a timely fashion, the transactions described in this filing may not occur.

Prior to the Closing Date, two convertible promissory notes in the amounts of US$50,000 and US$20,000, respectively, will have been converted into 2,000,000 shares of common stock of the Company.  Following the note conversion and prior to Closing, the total number of outstanding shares of common stock of the Company will be 3,500,000 shares.

As a result of the Equity Transfer and note conversion, we will have 50,600,462 shares of common stock issued and outstanding.  Of that amount, Duoyuan Investments and its designees will own 47,100,462 shares of the Company, which equals approximately 93.1% of the total issued and outstanding shares of the Company on a fully diluted basis, with the balance held by those who held our shares prior to the Equity Transfer.  See the “Security Ownership of Management and Beneficial Owners” section below.

Voluntary Form 10-SB Disclosure

As disclosed above, we plan to acquire Duoyuan China pursuant to an Equity Transfer Agreement.  Item 2.01(f) of Form 8-K states that if the registrant was a shell company as we are, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10 or, as in our case, Form 10-SB.  We are providing below the information that would be included in a Form 10-SB.

The information provided below relates to the combined Company assuming the acquisition of Duoyuan China, except that information relating to periods prior to the date of the Equity Transfer only relates to Asian Financial unless otherwise specifically indicated.  As used in this report, all references to the ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ for periods prior to the closing of the Equity Transfer refer to Asian Financial, and references to the ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ for periods subsequent to the closing of the Equity Transfer refer to the combined Company, including its subsidiary Duoyuan China.

The statements contained in this report that are not purely historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements about the expectations, beliefs, intentions or strategies regarding the future of the Company.  Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to the Company’s future expectations, performance, plans, and prospects, as well as assumptions about future events. All forward-looking statements included in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The forward-looking statements contained herein involve risks and uncertainties discussed under the heading “Risk Factors” below. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of such factors, including those set forth in this report.

Description of Business

Overview

Duoyuan Digital Printing Technology Industry (China) Co. (“Duoyuan China”) is a China-based offset printing equipment and solution provider that develops, manufactures, markets and sells products used in the offset printing industry.  Until our acquisition of Duoyuan China and its subsidiaries (collectively, “Duoyuan”), our operations were limited, and our business strategy was to seek merger or acquisition candidates.

Our Corporate History

We were originally organized under the laws of the State of Nevada on August 10, 1998.  On July 27, 2005, we merged with Asian Financial, Inc., a Wyoming corporation, for the purpose of changing our domicile from Nevada to Wyoming.  Since our inception and until the Equity Transfer, we had not commenced operations and had not generated any revenues, and we have had no employees other than officers or directors.

Background and History of Duoyuan

Duoyuan China.  Duoyuan China was originally established and wholly owned by Duoyuan Industries (Holding) Inc. (“Duoyuan Industries”), which was incorporated in the British Virgin Islands.  In September 2002, Duoyuan Industries entered into an Equity Transfer Agreement with Duoyuan Investments, whereby Duoyuan Investments acquired 100% of the equity in Duoyuan China from Duoyuan Industries.  Mr. Wenhua Guo is the sole shareholder of both Duoyuan Industries and Duoyuan Investments.

Duoyuan’s origin in offset press engineering can be traced back to 1994.  In 1994, Beijing Duoyuan Electric Co., Ltd. (“Duoyuan Electric”) was established by Mr. Wenhua Guo and Duoyuan Group, a company also controlled by Mr. Wenhua Guo in Beijing, which produced its first generation of single-color small-format offset presses, among many other products.  Duoyuan China inherited the know-how and customer relations in the offset press business from Duoyuan Electric, but not the assets and liabilities.  Duoyuan China is Duoyuan’s operating headquarters with strategic planning, management, financing, research and development, sales and marketing, after-sales service and headquarter administration functions.

Langfang Duoyuan.  In October 2000, Beijing Yinghang Yinlu Advertising Co., Ltd. (“Yinghang Yinlu”) and Beijing Huiyuan Duoyuan Research Institute Co., Ltd. (“Huiyuan Duoyuan”), both controlled by Mr. Wenhua Guo, established Langfang Duoyuan Digital Technology Co., Ltd. in Langfang, Hebei Province as a production base for offset presses.  Yinghang Yinlu and Huiyuan Duoyuan had 5% and 95% of the capital interest of Langfang Duoyuan, respectively.

In March 2002, Duoyuan China acquired the 5% capital interest in Langfang Duoyuan that was previously held by Yinghang Yinlu.  In October 2005, Duoyuan China acquired from Huiyuan Duoyuan 90% capital interest in Langfang Duoyuan.  After this transaction, Duoyuan China and Huiyuan Duoyuan had 95% and 5% of capital interest of Langfang Duoyuan, respectively.  Langfang Duoyuan is the manufacturing base for small-format offset presses. The prepress and postpress equipment are currently manufactured at Langfang Duoyuan.

Hunan Duoyuan.  Duoyuan China acquired Hunan Duoyuan Printing Machinery Co., Ltd. (“Hunan Douyan”) in March 2004, in which Duoyuan China and Langfang Duoyuan acquired 88% and 12% of the capital interest, respectively. Prior to this acquisition, Hunan Duoyuan was known as Hunan Printing Machinery Co., Ltd. and was formerly a state-owned enterprise founded in 1969. Hunan Duoyuan was historically one of the three major large-format offset press manufacturers in China and was designated to produce multicolor press. Duoyuan acquired Hunan Duoyuan to increase the production capacity to meet the market demand for large-format offset presses.  Hunan Duoyuan now is the manufacturing base for large-format offset presses.

Exhibit 21.1 filed with this report shows Duoyuan’s ownership structure, including its subsidiaries and affiliated companies.

Duoyuan’s Business

Duoyuan is the leading non-government owned offset printing equipment manufacturer in China.  Its products cover all three stages of the offset printing process, including prepress, press and postpress.  Offset presses currently generate the majority of Duoyuan’s total sales.

In Duoyuan’s offset press segment, it offers four types of sheet-fed offset presses: single-color small-format presses, single-color large-format presses, multicolor small-format presses and multicolor large-format presses.

  Within the press segment, Duoyuan’s multicolor presses currently generate the majority of its press sales.
  In prepress, Duoyuan offers thermal Computer-To-Plate (CTP) systems, which transmit digital image data directly to a press plate from a computer.  CTP technology offers better consistency and higher quality because it eliminates the risk for human errors.  Duoyuan believes that it is the first, and currently the only, Chinese offset press producer in China to offer CTP systems at the commercial level.
  In postpress, Duoyuan offers automatic booklet makers and automatic cutters and has several other products in trial production.

Duoyuan has PRC cost advantages that enable it to offer its products at one-quarter to one-third the price of international models.  Duoyuan’s large format presses are manufactured in its Hunan Duoyuan facility and its small format presses and prepress and postpress solutions are manufactured in its second facility, Langfang Duoyuan.

Duoyuan believes there are two major barriers to entry in the printer manufacturing market in China:  A high capital requirement and a high degree of technical know-how.  The industry is particularly capital intensive due to the cost of machinery to build printing equipment.  Duoyuan also believes that the technical knowledge in the industry is limited to a selected few companies.  These barriers to entry are uniquely complex and stronger than comparable industrial markets.

Duoyuan is one of the leaders in the design and development of offset printing equipment and solutions in China.  Duoyuan has an R&D center located in Beijing that is equipped with some of the best design and test tools and staffed with some of the most talented R&D staff in the industry in China, enabling Duoyuan to continuously launch new products with improved quality and functionality with short time to market.

Duoyuan’s sales and service network consists of representative offices and agents that covers 23 provinces and over 100 cities in China.  Duoyuan believes this is the largest sales and service network among its competitors in China.

Over 20,000 offset printing companies in China are using Duoyuan’s offset presses.  Duoyuan estimates this to be a 15% market share of currently operating offset presses in China.  The Print and Print Equipment Industries Association of China (“PPEIAC”) ranked Duoyuan among the top three printing equipment providers in China, in terms of overall strength.

The Industry in Which Duoyuan Operates

Duoyuan believes it is well positioned to benefit from the rapid growth of expenditures on equipment in printing industry in China and from the growing demand for domestic printing equipment and solutions in China.

The Printing Industry in China

As the economy is growing rapidly and the export sector is booming in China, demand for publication printing work, such as, newspapers, magazines and books, etc., and commercial printing work, such as packages, corporate brochures, product categories, conference materials, etc., also grows.  From 2001 to 2005, the printing industry, excluding printing equipment and consumables, grew at an average rate of 12% per annum, according to the PPEIAC.  In 2005, according to PPEIAC, total output value of the Chinese printing industry, excluding printing equipment and consumables, was $39 billion, a 11% increase from 2004. In dollar value, package printing is the largest category with nearly $13.5 billion in output, representing 35% of the total industry, and book and magazine printing represented the second largest category, with about 24% of total output, per PPEIAC. Contracted printing work from overseas saw the highest growth in 2005, with a 32% increase over 2004, by PPEIAC estimates. This growth was largely driven by a combination of improved printing work quality and low price charged for providing the service. Offset printing is by far the most commonly used printing method, representing about 80%-90% of the total printing work.

Concurrently with the growth of the industry, the number of printing companies is also increasing.  In 2005, PPEIAC estimated there were approximately 106,000 government-licensed printing companies in China.  Among these companies, about 57,000 were commercial printing companies, 39,000 package printing companies, and about 6,000 publication printing companies.  The number of printing companies is growing at 3% per annum, according to PPEIAC.  There are also numerous unlicensed small printing companies that are not covered by official statistics.  In geographic distribution, most large and sophisticated printing companies are concentrated in coastal areas such as the Pearl River Delta region in the south, the Yangtze River Delta region in the east and the Bo Ocean Ring region in the north.  The printing companies in the west, middle and northeast China are smaller and less competitive, but the total number of printing companies there are large and growing more rapidly.

The printing industry in China is currently undergoing an important wholesale transition from single-color printing to multicolor printing. A few years ago, most high quality multicolor printing work can only be handled by large and sophisticated printing companies in the coastal areas, especially in the Pearl River Delta region. Now, almost every major city has a suburban area with concentrated printing companies that can handle a wide spectrum of printing works, from simple single-color works to fairly high quality multicolor printing works. Multicolor printing is becoming a mainstream capability that almost every printing company has to have.

The Printing Equipment Industry in China

The rapid development in the printing industry fueled the even faster growth of the printing equipment in China. From 2001 to 2005, the output value of the domestic printing equipment industry in China grew at an average rate of 24% per annum, according to PPEIAC.  In 2005, according to PPEIAC, total output value of the Chinese printing equipment industry was about $1.38 billion, a 16.5% increase from 2004. Less than one-third of these output were exported to overseas markets; more than two-thirds were sold in the domestic market.

The printing companies in China generally have two sources from which to purchase printing equipment:  domestic manufacturers and overseas manufacturers. Although domestic printing equipment industry witnessed rapid growth during the past few years, the design and engineering level of the domestic industry still cannot meet the high-end users’ requirements. Each year China still imports a large amount of high-end printing equipment, which is reflected in large import dollar value in this category of products.  According to the Chinese Customs Office statistics, China imported $1.7 billion worth of printing equipment during 2005. This was about 1.7 times of those made and sold domestically. Including domestically-made and imported printing equipment, the printing industry in China spent about $2.7 billion on printing equipment in 2005, up from about $1.7 billion in 2001. Printing equipment spending was growing at an average rate of about 11% per annum from 2001 to 2005.  Leading domestic printing equipment manufacturers are determined to catch up with top international counterparts by investing in research and development and elevating engineering standards. As the result, they are gaining market share more quickly than overseas suppliers.  Although domestically-made and sold printing equipment is still less in total dollar value purchased, the market share had improved from about 31% in 2001 to about 38% in 2005. The trends show imports of printing equipment are decreasing and exports increasing. In 2005, Chinese manufacturers exported $381 million worth of printing equipment, a 39% increase from 2004 and eleven times of that was exported five years ago.

Sheet-fed offset press is the largest category of printing equipment. In 2005, China imported $708 million worth of sheet-fed offset presses from overseas suppliers, almost 100% from Germany and Japan. It was growing at an average rate of 25% per annum from 2001 to 2005. Duoyuan’s management estimates that the market demand for sheet-fed offset press in China is about $1 billion each year. Based on industry data, Duoyuan’s management estimates that the prepress and postpress equipment were about 5% and 10% of the market demand in China in 2005.

Duoyuan’s Competitive Strengths

Non-government Owned.  Duoyuan is the largest privately owned major offset printing equipment and solution provider in China.  As a non-government company, Duoyuan’s focus is market-oriented and client-centric and it has an operating system that enables it to introduce new technologies and launch new products faster than its domestic competitors.  In addition, Duoyuan has better internal control of sales and payment collection, and is more pro-active in market expansion and efficient in time to market.

PRC Cost Advantage.  Duoyuan’s pricing is competitive among domestic producers.  Those prices translate to about one-quarter to one-third the price of imported machines.  Duoyuan’s PRC cost advantages allow it to offer a quality product at a much lower price than international competitors, thus opening several markets for Duoyuan outside of China.  Duoyuan is currently expanding distribution to price-conscious markets like Africa, the Middle East and parts of Asia.  Duoyuan is also developing a marketing strategy to offer products in some developed and western countries, where there is demand for standard machines at low costs.

Largest Sales and Service Network.  Duoyuan believes it has one of the largest sales and service network of all domestic offset printing equipment producers with over 200 sales professionals covering over 100 cities and 23 provinces throughout China.  Duoyuan has a wide geographic coverage and deep penetration in many local markets.  Its comprehensive service and quick response in after-sales maintenance and repair minimize downtime for its customers.

Established Market Presence.  Duoyuan has established market share in China in the offset press market, particularly in the small-format segment and increasingly in the large-format segment.  Duoyuan’s newly acquired subsidiary, Hunan Duoyuan, which produces multicolor large-format offset presses, has a significant existing customer base, which has been accumulated over many years.  Duoyuan intends to capitalize on its existing brand awareness and market share and to leverage Hunan Duoyuan’s production capacity and existing customer base to grow in multicolor and large-format offset press segments, the largest and fastest growing segments of the print equipment market.

R&D Capabilities.  Duoyuan has one of the largest and strongest R&D capabilities among all Chinese offset printing equipment producers.  With over 200 research and design engineers located at Duoyuan’s 21,528 square foot R&D facility, Duoyuan is confident that its R&D capabilities is one of, if not the best, in China.  This advantage enables it to compete at the forefront of new technologies and thus allows new solutions to be implemented in the marketplace in a short amount of time.

Business Strategy

Market Expansion.  Through its R&D capabilities, Duoyuan can develop technologies and functions that will enable it to offer products to a wider range of geographical markets.  Currently Duoyuan’s primary market is the PRC, however it is building relationships to distribute to non-western countries, including countries in Africa, the Middle East, and parts of Asia, and other price-conscious international markets.  Duoyuan’s current product lines address price-conscious markets, and Duoyuan intends to further that capability by widening its reach.  Duoyuan sees growth potential in U.S. and western European countries in niche sectors of the printing market.  Because the Company offers its products at about a 50% - 60% discount to its major international competitors, Duoyuan believes it can begin to capture mainstream printing sectors of the U.S. and additional western markets.  Current trends in western markets have included the addition of printing enhancements for more complex printing projects.  These products come from Duoyuan’s competitors in Germany and Japan, but at higher costs.  Duoyuan believes it can offer standard printing presses to this market at half the cost of its competitors.

Increase Pre- and Postpress Products.  Duoyuan plans to offer more products in both the pre- and postpress segments.  In prepress, its CTP systems are experiencing strong growth. Duoyuan plans to increase production and market expansion in this segment.  In postpress, Duoyuan currently offers an automatic booklet makers and automatic cutters, both of which Duoyuan plans to push into new markets. In addition, Duoyuan has several other postpress equipment in trial production, which will be introduced into the market. Duoyuan also plans on developing multicolor offset presses with maximum sheet width of 1,040 mm (40.94 inches) to widen its large-format multicolor press offering.

Reach Western Product Standards.  Duoyuan’s PRC cost advantage is principally attributed to lower labor costs, however, its international competitors – mainly German and Japanese companies, – offer presses with increased functionality and durability for which western and more developed markets are accustomed.  Duoyuan intends to reach these western standards through continuing R&D in new materials and design, while still maintaining the cost advantage.

Growth Through Acquisition.  Duoyuan intends to grow its business through strategic acquisitions of related printing software and hardware developers and their technologies. Specifically, Duoyuan plans to acquire workflow management solution to integrate its prepress, press and post-press equipment solution.

Products, Technology and Solutions

Duoyuan currently offers prepress, press and post-press equipment. Below is a table of Duoyuan’s current product offerings:

Sheet-fed Offset Printing Presses

In sheet-fed offset printing press, Duoyuan follows the European-US style of manufacturing, which is built on solid framework and is designed for heavy commercial printing work.  Its offset presses have passed testing by the National Printing Machinery Quality Supervision and Testing Center.

Duoyuan offers four types of sheet-fed offset presses:

Single-color Small-format Press.  A single-color offset press has one set of press rollers dedicated to one color.  To make color print with a single color press, a sheet of paper typically must be processed four times, each time requiring precise adjustments for overprint, an obviously time-consuming and efficiency deficient form of printing.  Generally speaking, a small-format offset press has a maximum sheet in-take width of equal to or less than 520 mm (about 24.47 inch).  This type of press is typically best suited for a user who is just moving into offset printing from type-set printing, or whose print works are mostly single-colored, such as printing books.  It requires low initial investment and low operating skills for simple print projects.

Single-color Large-format Press.  A large-format offset press has a maximum sheet in-take width of larger than 520 mm (about 24.47 inch). It can also handle thick and ultra-thick paper sheet. Therefore, a single-color large-format offset press is an entry-level solution for package printing. It requires relatively low initial investment and relatively low operating skills for simple package and multicolor print projects.

Multicolor Small-format Offset Press.  A multicolor offset press has more than one set of rollers.  Most multicolor presses have four sets of rollers dedicated to four separate colors – typically black, magenta, cyan, yellow – widely used in the printing industry, to generate all different colors.  A multicolor small-format offset press offers a relatively low-cost solution for higher quality and higher margin multicolor print works. It requires relatively higher operating skills. A multicolor small-format offset press is most suitable for a variety of multicolor print works such as corporate brochures, product catalogues, labels and small packages, etc.

Multicolor Large-format Offset Press.  This press combines multicolor with large paper sheet printing ability.  This is the most robust printing solution and is suited for high quality, high margin, and timely projects. Multicolor large-format offset press requires the highest engineering skill to make and high operating skill to operate. This type of press also requires a fair amount of high investment from the printing companies.

Prepress Printing Equipment

In prepress, Duoyuan currently produces thermal Computer-to-Plate (CTP) systems, plate developers and automatic plate punch-makers.

CTP systems.  Digital formatting and processing – both prepress processes – play an important role in improving the quality of presswork and efficiency of printing process.  This type of quality and efficiency can be achieved through the use of CTP systems.  Since its inception, CTP has quickly been adopted by commercial printing, package printing and newspaper printing companies in Europe and the U.S.  China printing companies started using CTP in 2002, much later than those in developed economies. Because the price of CTP plates is much higher than that of traditional plates, CTP penetration in Chinese printing companies was relatively low. With increased investment in CTP plate technology, the output of CTP plates will increase and the price is expected to drop, thus boosting sales of CTP systems.  Currently, the majority of CTP systems in China are imported from overseas suppliers, principally from Japan and U.S.

Duoyuan believes it is among the first few companies in China to develop CTP systems and the first offset press maker able to commercially produce them.  Duoyuan currently produces two models of CTP systems:  the CTP600 and the CTP800.  CTP800 has a higher configuration than CTP600.  To date, all CTP systems sold were CTP800s.

Plate Developer and Automatic Plate Punch-Maker.  Duoyuan also produces traditional plate developers and automatic plate punch-makers.  Traditional plate development is the transfer of an image onto a press plate.  Plate developers are typically sold by Duoyuan as an accessory to offset presses, not as a stand-alone product.  Automatic plate punch-makers punch holes of specific measurements through a plate to fit different offset presses.  Duoyuan also sells automatic plate punch-makers as complimentary products by Duoyuan.

Post-press Equipment

Automatic Paper Cutter. Duoyuan manufactures an automatic paper cutter that is typically packaged it as a complimentary product to its offset presses.

Automatic Booklet Maker.  Duoyuan’s Automatic booklet maker combines the function of collating, folding, stitching and cutting into one machine. Duoyuan has the ability to commercially product automatic booklet makers but the product has not started to generate sales.

Technology

Duoyuan combines forefront technical innovation and precise engineering to offer a broad range of high quality and durable offset printing equipment at affordable prices.  Duoyuan has proprietary technologies and applications that make its products stand out among its competitors in China.  These technologies increase the quality of printing and reduce operator workload, while setting barriers to entry.  Duoyuan has accumulated and implemented many technologies and applications to its production, mainly associated with automation process as it relates to sheet-feeding and transfer, ink dispense, and overall centralized control ability.  These technologies decrease error and increase efficiency.

Technology	Application and Function
Sheet-feeding system

Designed with four suckers for sheet-placing and sheet-advancing, all controlled by a conjugated cam.  Height of paper sheet pile can be automatically measured and adjusted based on thickness of paper sheet, and angle of sheet-lifting suckers also automatically adjusted according to angle of paper sheet pile.

Sheet-guiding technology	Uses atmospheric pressure to push paper onto transfer bridge to reduce jams caused by mechanical parts, which increases smoothness of paper sheet transfer.
Centralized monitoring and automatic regulation	Central touch screen control panel shows status of sheet-feed and automatically regulates paper arrival time and skew grade.
Centralized subsystems

Central control panel regulates and readies all sub-systems, such as sheet-feeding, front and side lay, pressure controller and cylinder registration controller. Data inputted or adjusted through touch screen window for pre-configuration to reduce make-ready time.

Cam-controlled hem front design	Increases both printing speed and accuracy of sheet transfer.
Multiple front lay guides	Several groups of individually adjustable front lay guides increase efficiency of press while in operation.
The combination of front lay and transfer gripping sheet control and localizing technology	Combination improves operating stability and printing speed.
Photoelectric detecting and auto lock-up	Automatically detects errors during printing and stops press if necessary.
Double-diameter impression cylinders	Use large impression cylinders twice the size of normal impression cylinders, producing higher quality print work, particularly in multicolor printing and can also handle thicker paper.
Anti-triangle 7 o’clock cylinder alignment	Superior cylinder layout assures even and consistent inking and prevents gap shock marking.
Data memory	Most frequently used press configuration data can be stored on a memory chip for the repeated print work.
Semiautomatic plate-changing	Aids manual changing of press plate, which reduces the make-ready time and increases efficiency.
Pneumatic engagement and disengagement unit	Improves accuracy of any adjustment.
Continuous alcohol	System improves quality of color application and can automatically match press speed.
CPC technology

CPC is an add-on sub-system to centrally control the amount of ink dispensed on to press rollers and adjusting color hue as needed.  Traditional way of adjusting color hue is by manually adjusting the individual screw that controls each ink flow.  CPC can be added to an electronically-controlled offset press to achieve the same purpose.

CTP Technology

Duoyuan has also developed proprietary technologies used in its CTP systems.  These technologies enable better customization of each plate according to various customer requirements.  This includes an open data interface technology that allows customers to use custom workflow control systems, multiple plate compatibility that allows various plate threshold ranges, and data storage network that can be shared for varying types of CTP plates.

Technology	Application and Function
Variable laser modulation

Modular-design enables various combinations of laser scanners assembled to match differing customer requirements.  Increased number of laser scanners translates into faster speed and increased efficiency.

Intelligent data center

Ensures multiple outputs after one raster image processing and enables Tagged Image File Format, one of the most widely supported file formats for storing bit-mapped images on personal computers, to be transferred to any CTP system through a network, to share resources.

Open data interface	Ability to select custom workflow control systems from different suppliers to match CTP needs.
User-friendly interface	Ensures simple and safe operation.
Plate-compatibility	Enables CTP system to use various types of thermo-plates with 830 nano meter in wavelength and 120 - 140mj/cm2 in threshold range.

Solutions

With a wide range of products and an intimate knowledge of the printing industry, Duoyuan offers open and scalable solutions to printing companies with various requirements, at different stages and within pre-determined operating budgets.  The ability to offer complete and flexible solutions is one of the key competitive advantages for Duoyuan in the fast changing environment of the Chinese printing industry.  These solutions can be custom-fit for each type of customer, ranging from low-cost, low operation skills for small print projects to more advanced, high-quality robust printing projects.  Duoyuan offers products in every category to compliment each customer scenario.  The following table details its product offering from 1-5 categorized by an economy solution at 1, and the more robust solution at 5.

Solution	Target Client	Features of Solution
1) Economy	Transitioning from type-set printing to offset printing	Requires small investment, lower operation skills and small space, but generates quick return on investment. Products include: Plate Developer, Small-size single-color offset press, Cutter.
2) Premium	Thick paper and/or multicolor printing	Generates high quality printing and handles thick and ultra-thick paper. Products include: CTP System, Plate Developer, Single-color small-format offset press, Automatic Booklet Maker, Cutter.
3) Note Printing	Large amount of commercial note printing such as invoices, receipts, etc., printing work and multicolor printing work

Handles extra-thin paper and reduces paper waste associated with thin- and extra-thin paper printing. Modular design enables multiple projects to be processed simultaneously.  Products include: CTP System, Plate Developer, Single-color small-format offset press, and Cutter.

4) Multicolor	High quality and higher margin multicolor print projects	Offers high quality printing at reasonable prices. Products include: CTP System, Plate Developer, Multicolor offset press, Automatic Booklet Maker, and Cutter.
5) Packaging	Small-format package print	Offers high quality package print solution at affordable price. Products include: Single-color large-format offset press.
6) Advanced	Highest quality and timely printing tasks	Requires very low operating expenses with highest quality output. Products include: CTP System, Plate Developer, Multicolor offset press, Automatic Booklet Maker and Cutter.

Research & Development

R&D Center.  Duoyuan’s R&D center is located at its headquarters in Beijing.  It occupies approximately 21,528 square feet of floor space, filled with one of the best offset printing equipment R&D teams in China.  It consists of over 200 knowledgeable and innovative research and design engineers.  Together, they cover a broad range of disciplinary knowledge bases, including printing theory, image processing, mechanical engineering, automation, and computer sciences.  Experienced engineers are hired from major offset printer manufacturers in China, who have spent decades in offset printing product designs and development and who help guide project work and supervise overall design.  Duoyuan employs engineers who are quick to grasp the latest technologies and respond to market demands.  Their profound design experience and precise working style is the basis for high design quality and sound design structure, on which Duoyuan’s products are based.

Software and Design Tools.  Duoyuan’s R&D center is equipped with the best design and test tools in the industry.  It has installed and used Inventor 3D designing software for product design.  Duoyuan also established a software-based printing equipment simulation platform to test design and process control.  Specific printing parts can be designed in the 3D software and exported directly to the simulation platform where it is tested for real-world applications.  Such a simulation system drastically improves design efficiency and lowers cost for new product development.

File Management System.  Duoyuan applies a complete design process and file management system to better use and manage its R&D resources.  Duoyuan’s R&D ideas come mainly from two resources.  One is the tracking of latest design technologies and applications used in offset printing equipment.  The second source, and more important source, is the feedback from its sales and service teams.  Duoyuan sales and technical staff hold regular monthly calls to each of Duoyuan major customers to determine market needs and changes.  These ideas are collected, categorized, filed, and prioritized.  Duoyuan has formed project-based teams to work on each customer suggestion to determine feasibility.  All R&D files are electronically stored and managed by Duoyuan’s product documentation management with passwords to access and modify these R&D files.  This process improves design efficiency, consistency and accuracy, and also protects the intellectual property and know-how of Duoyuan.

Strategic Relationships.  In addition to Duoyuan’s in-house R&D team, Duoyuan has established long-term cooperation with Beijing Printing Institute, Xi’an Technology University and Beijing Printing Machinery Research Institute.  Duoyuan also has cooperative research arrangements with aerospace research and engineering institutes for product reliability and latest technology trends.

Customer Service and Support

As precisely engineered capital goods, offset printing equipment requires reliable sales-related and after-sales service.  Duoyuan’s representatives consult with customers and agents to craft a best-fit solution based on the type and amount of project work most commonly used and within pre-determined budget constraints.  After a product delivery, Duoyuan is responsible for the installation and configuration of the machines.  Duoyuan’s team consists of staff from the sales, the service, and the R&D departments.  The team works around pre-set timetables to ensure timely installation and operation.  After a product is installed and operational, Duoyuan’s service team performs a trial run to test performance and stability to the customers’ satisfaction.  In addition, Duoyuan provides training to its client’s operators.  For large format machines, Duoyuan often keeps staff at customer sites to assist with fulfilling initial orders and simultaneously provide in-depth individualized training to operators.

Duoyuan’s products come with standard one-year warranty.  In after-sales services, Duoyuan has a fast and responsive parts supply system and credible after-sales service.  Duoyuan has representative offices that act as local warehouses for spare parts.  Duoyuan produces its own key parts, allowing it a 24-hour response time to customers.  Duoyuan has a multi-tiered after-sales service process, where common problems are handled by its agents, more complicated problems are handled by local representatives, and the most complex problems are handled through experts from its Beijing headquarters.  All measures help minimize downtime for Duoyuan’s customers.

Duoyuan has monthly calls to its customers from service staff and annual visits from senior management to assist with overall strategy and client satisfaction.  These calls and visits are an integral part in determining the dynamics of the printing industry as it relates to market needs and changing demands.  Duoyuan also provides regular overhaul and upgrade services.

Manufacturing

Duoyuan emphasizes precision and quality in its production and assembly.  Duoyuan has been certified with the ISO9001 and ISO14001 systems.

Duoyuan’s products are manufactured at its plants at Langfang Duoyuan and Hunan Duoyuan.  Langfang Duoyuan focuses on small-format offset presses and prepress and postpress products, while Hunan Duoyuan focuses on large-format offset presses.  Both Langfang Duoyuan and Hunan Duoyuan are equipped with advanced and high-precision processing machines, tools and measuring devices.  Both plants are staffed with skilled and experienced workers and apply quality assurance and quality control measures.  Duoyuan also uses Statistic Processing Control/Statistic Processing Diagnostics in workflow management and Six Sigma management.

Duoyuan sources raw materials and parts from third-party suppliers and do not have any single primary supplier.  It applies Just-in-Time in inventory management to improve quality and lower cost.  Duoyuan produces all key machinery parts internally.  Hunan Duoyuan has its own foundry plant to produce casting for its offset presses.  By avoiding off-the-shelf key parts, Duoyuan is able to ensure quality and protect intellectual property.

Duoyuan produces both standardized products and products with customization.  Small-format presses are a relatively standard product and are kept at an optimum inventory level.  Most large-format presses are built when ordered, with sub-systems that can be added later if desired.  Langfang Duoyuan created the first production line in China to produce small-format offset presses.  As a result, Duoyuan realized flexible production ability to produce different models based on the standard platform to meet changing market demands and reduce production costs.

Competition

Sheet-fed Offset Presses

Small Format Presses.  In small-format sheet-fed offset press sector, there are three tiers of producers in China.  In the top tier, there are Yingkou Gronhi Printing Machinery Co., Ltd., Yingkou Saxin Printing Machine Co., Ltd, Shandong Weifang Huaguang Printing Machinery Co., Ltd., Duoyuan, Shandong Weihai Hamada (JV) Printing Machinery Co., Ltd. and Shandong Weihai Printing Machinery Co., Ltd.  There are about 20 companies in the middle tier groups and many companies in the bottom tier.   Top tier companies have their own research and development, as well as large distribution network.  They have the majority of the market share and are able to command a higher price.  As the market demand for higher end machines increase, the tier-one companies are increasingly focusing on multicolor small-format and even large-format offset presses.  Several of the top tier companies are gradually launching their multicolor small-format offset press products.

Among international competitors, German press producers have completely ceased producing single-color presses. Heidelberger Druckmaschinen AG is the only German press producer that still produces multicolor small-format presses. Japanese producers supply most of the small-format presses in the international markets, both single-color and multicolor models. Major Japnese small format press suppliers include Hamada Printing Press Co., Ltd and Ryobi, Ltd. Most Japanese producers focus on large-format presses and only keep small-format presses as legacy products.

Large FormatPresses. There are a few domestic companies producing large-format presses. Even fewer domestic companies are capable of producing multicolor large-format offset presses and they are mainly competing with overseas companies for domestic market share.  Major domestic producers in this sector include Beiren Printing Machinery Holdings Limited, Shanghai Electric Group Printing & Packaging Machinery Co., Ltd., and Zhongjing Group and Duoyuan.

German and Japanese companies traditionally dominate multicolor large-format press sector.  German and Japanese Companies represent the top five suppliers in the world, including Heidelberger Druckmaschinen AG, MAN Roland Druckmaschinen AG, Koenig & Bauer Group (KBA), Mitsubishi Heavy Industries, Ltd., and Komori Corporation.  Other important producers include Shinohara Machinery Company, Sakurai Graphic Systems Corp, and Ryobi Limited from Japan, and Adast, the largest manufacturer of printing press in Eastern Europe.

Marketing, Sales and Services

Sales Network.  Duoyuan has integrated sales, marketing and service capabilities with over 200 people.  At Duoyuan’s headquarters, sales and service staff are divided into seven regional teams, covering Northeast China, North China, East China, Southeast China, Middle China, South China and Southwest China markets.  Duoyuan has established 28 representative offices in 23 provinces with 106 agents and distributors in over 100 cities.  All of its sales are accomplished through its agents.  Duoyuan representatives are mainly responsible for supporting its agents’ sales efforts and providing sales service to its customers.

Exclusive Distributorship Agreements.  Duoyuan manages its sales agents through exclusive distributorship arrangements and provide them with incentives in the form of a performance-based year-end rebating system.  Duoyuan signs an exclusive local agent agreement for each local market.  Duoyuan may also designate multiple agents for various models in a single local market as selected agents may specialize in distributing to different types of customers.  Duoyuan’s local representatives also develop key local customers who in turn are referred to its local agents at the time of purchase.  In case the purchase agreement is signed directly between Duoyuan and a client, payment for purchase is typically made in full immediately after shipment is received.  Credit is not extended to small-format press buyers.  In the event that a purchase agreement is signed between a client and a Duoyuan agent, the agent must pay in full or sign a definitive installment schedule,usually 6 months for multicolor large format presses before shipment..  Agents may have a variety of payment arrangements with its customers, but those arrangements will not affect Duoyuan’s payment collection.  In order to support Duoyuan’s agent sales efforts, Duoyuan assesses agent credit worthiness and lend products accordingly for display and demonstration purposes.  The lending period varies from one to three months.  At the end of the lending period, Duoyuan’s agents must pay back the cost of the machine or return it.

Advertising and Exhibitions.  Duoyuan uses advertisements and exhibitions to promote its products to new customers and reinforce existing market positions.  Duoyuan advertises in industrial journals and publications and often advertise at the local level to support Duoyuan’s local agents while a new local market is being developed.  Industrial exhibitions are the most important means to promote Duoyuan’s product and corporate image.  For example, Duoyuan attended the Drupa Printing Technology Exhibition in 2005 and the Sixth Beijing International Printing Technology Exhibition (“China Print 2005”) in May 2005.  Both the Drupa Exhibition and China Print are among the six largest exhibitions in the global printing industry and are held every four years.  Duoyuan launched its new multicolor product line at China Print 2005 and similar exhibitions provide opportunities for demonstration and new product offerings.

Pre-sales Service.  Duoyuan’s sales and marketing efforts are closely integrated with its pre-sales service activities.  Duoyuan provides several types of product brochures and materials to its agents and potential and existing customers in an effort to familiarize them with specific product solutions and the benefits of its product offering.  Duoyuan also regularly holds seminars and training programs focused on the latest developments in printing technologies, products implementation and related skills.  Duoyuan’s potential and existing customers can send staff to these seminars and training programs to learn how to master these technologies and skills and to practice on Duoyuan’s demo products.  Duoyuan can in turn convert these potential customers into buyers.  Duoyuan has found that by creating a model client – by allowing customers to test machines at its facilities – additional potential buyers will be persuaded to become customers as they can see examples of existing customers.

Customers

Duoyuan’s customers are local distributors who sell Duoyuan’s products to printing companies as end users. Duoyuan does not have a major customer whose sales revenues exceed 5% of its total revenues for fiscal years 2004 and 2005.  Typical revenue from each distributor is around 1%-2% of Douyuan’s total sales revenues.  The change of the composition of the customers each year is not significant because Duoyuan’s marketing and sales strategy is to establish stable sale and purchase relationships with its customers by offering its customers good pre-sale and after-sale support, which includes training and periodic calls and visits.

Intellectual Property

As of June 30, 2006, Duoyuan had 3 patents registered with the China Patent Bureau: (1) a vacuum chamber paper sheet lifting and advancing device, with a duration of ten years starting from the date of application, May 22, 2003; (2) a single-fiber field pattern used in multicolor press imaging systems, with a duration of 10 years starting from the date of application, May 22, 2003; and (3) an offset print appearance design, with a duration of 10 years starting from the date of application, January 31, 2005.  Duoyuan has additional patents pending acceptance by the China Patent Bureau.  Duoyuan has achieved over 30 technology awards and its offset presses are endorsed by the China Consumer Protection Fund as trustworthy products.  Duoyuan has one patent licensed from Huiyuan Duoyuan, which is registered under China Patent Bureau as “an automatic offset press printing oil supply quick cleaning device.”  This licensing agreement has no terms relating to time of use.  Duoyuan believes this license can be used indefinitely as long as the license is in its protection period.

Employees

Duoyuan currently has over 1,700 employees.  All of its employees are based in China and are full-time employees, and substantially all of the employees have executed employment agreements with Duoyuan, which are governed by Chinese law.  All of Duoyuan’s employment contracts are for a fixed period of one year and may be renewed upon notice from an employee, and consent from Duoyuan.  After 10 years of employment, an employee may enter into an employment agreement with Duoyuan for an indefinite period of time, subject to Duoyuan’s consent.  Duoyuan may terminate an employment agreement for cause, without notice or severance.  Duoyuan may also terminate an employment agreement upon 30 days’ notice if an employee is not suitable for the job due to medical or other reasons.  If Duoyuan lays off an employee because of an economic downturn or terminates an employee because the employee is not suitable for the job or is not able to work due to sickness or injury, Duoyuan is obligated to pay up to 12 months’ salary as severance.  An employee may terminate his/her employment agreement without cause upon one month’s notice or for cause, without notice.  None of Duoyuan’s employees are members of any labor union, and Duoyuan is not a party to any collective bargaining agreement.

Description of Property

Hunan Duoyuan was granted land use rights from the Chinese government for 231,241 square meters of land for industrial use located at No. 362 Qinqxi Road Shaoyang, Hunan Province, China.  The land use rights have a 50-year term and will expire on May 19, 2054.  In addition to the land use rights, Hunan Duoyuan also has ownership of 72,003 square meters of office building and production facilities located at this site. Hunan Duoyuan currently does not have outstanding mortgage or pledge on the properties located at this site.

Langfang Duoyuan was granted land use rights from the Chinese government for 133,333 square meters of land located at Xiangyun Road, Langfang Economic-Technological Development Area, Langfang, Hebei Province, China.  The land use rights have a 50-year term and will expire on September 29, 2052.  In addition to the land use rights, Langfang Duoyuan also has ownership of 30,926 square meters of office building and production facilities located at this site.  Langfang Duoyuan currently does not have outstanding mortgage or pledge on the properties located at this site.

Duoyuan China leases 3,000 square meters of space, located at No. 3 Jinyuan Road, Daxing District Industrial Development Area, Beijing, China, from Duoyuan Water Environment Technology Co., Ltd., a company owned by Mr. Wenhua Guo.  The property is used as an office building and research and development center.  The lease has a five-year term that runs from January 1, 2003 to December 31, 2007. The annual rent is US$136,022.

Duoyuan believes its properties and facilities have been adequately maintained, are generally in good condition, and are suitable and adequate for its business.

Risk Factors

Unless the context requires otherwise, “we,” “us,” “our” and similar terms refer to Asian Financial, Inc.  Additionally, since this section covers the risk factors after the potential acquisition of Duoyuan China and its subsidiaries, “Duoyuan” refers to the combined company following the Equity Transfer.

Investing in our common stock involves a high degree of risk.  Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this report, before purchasing shares of our common stock.  There are numerous and varied risks, known and unknown, that may prevent the Company from achieving its goals.  The risks described below are not the only ones the Company will face.  If any of these risks actually occurs, the Company’s business, financial condition or results of operation may be materially adversely affected.  In such case, the market price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to Duoyuan’s Business and Industry

After the Equity Transfer, we conduct substantially all of our operations through our subsidiaries, and our performance will depend upon the performance of our subsidiaries.

After the Equity Transfer, we will have no operations independent of those of Duoyuan China and its subsidiaries.  As a result, we are dependent upon the performance of Duoyuan China and its subsidiaries and will be subject to the financial, business and other factors affecting such subsidiaries as well as general economic and financial conditions.  As substantially all of our operations will be conducted through our subsidiaries, we will be dependent on the cash flow of our subsidiaries to meet our obligations.

Because virtually all of our assets will be held by our operating subsidiaries, the claims of our stockholders will be structurally subordinate to all existing and future liabilities and obligations, and trade payables of such subsidiaries.  In the event of a bankruptcy, liquidation or reorganization of the Company, our assets and those of our subsidiaries’ will be available to satisfy the claims of its stockholders only after all of Duoyuan China’ and its subsidiaries’ liabilities and obligations have been paid in full.

The Market for Offset Presses is Very Competitive.

The printing equipment industry is extremely competitive.  Duoyuan’s small-format offset presses compete against several top-tier domestic companies such as Yinkou Gronhi Printing Machinery Co., Ltd., Shandong Weihai Hamada (JV) Printing Machinery Co., Ltd., Shandong Weihai Printing Machinery Co., Ltd., Shandong Weifang Huaguang Printing Machinery Co., Ltd., and Beiren No. 2 Printing Machinery Co., Ltd. Duoyuan’s large-format presses compete against Beiren Printing Machinery Holdings Limited, Shanghai Electric Printing & Package Machinery Co., Ltd., and Zhongjing Group.  Duoyuan also competes with German and Japanese companies for market share.  The market share of Duoyuan’s overseas competitors in 2005 in the PRC was estimated to be between 60-70%.  Their annual growth in 2003 was 49%. It dropped to 24% in 2004 and dropped further to 12% in 2005 due to the rapid growth of Chinese press manufacturers.  The main competitive advantages of Duoyuan’s overseas companies are in their branding, financial capability, quality, design and functionalities.  The weakness of the overseas competitors is that the price of their products are generally 3-4 times higher than that of the presses produced by local companies, and local companies are catching up on quality, design and functionalities, while still maintaining their price advantage.

Some competitors have significantly greater financial, technical, manufacturing, sales, marketing and other resources than Duoyuan and have achieved greater name recognition for their products and technologies than Duoyuan.  Because of this, Duoyuan may not be able to successfully increase its market penetration or its overall share of the printer market.

Increased competition may result in price reductions, increased sales incentive offerings, lower gross margins, and loss of market share which could require increased investments in inventory, research and development, sales expenses, marketing programs and expenditures to expand channels to market.  Duoyuan’s competitors may offer products with better market acceptance, better price or better performance.  Duoyuan may be adversely affected if it is unable to maintain current product cost reductions, or achieve future product cost reductions, including warranty costs.

Customers may defer their purchasing decisions in anticipation of the introduction of new products or the actual introduction of new products by Duoyuan or its competitors.  If Duoyuan fails to address its competitive challenges, there could be a material adverse effect upon its business, consolidated results of operations and financial condition.

Duoyuan does not typically have long term purchase contracts with its customers and its customers have in the past and could at any time in the future, reduce or cease purchasing products from Duoyuan, harming its operating results and business.

With the exception of certain minimum purchase obligations, Duoyuan typically does not have long-term volume purchase contracts with its customers, and they are not obligated to purchase products from Duoyuan.  Accordingly, Duoyuan’s customers could at any time reduce their purchases from Duoyuan or cease purchasing its products altogether.  In addition, any decline in demand for Duoyuan’s products and any other negative development affecting its major customers or the printing industry in general, would likely harm its results of operations.  For example, several of Duoyuan’s customers have in the past experienced serious financial difficulties which led to a decline in sales of Duoyuan’s products to these customers.  If any significant customers should face such difficulties in the future, Duoyuan’s operating results could be harmed through, among other things, decreased sales volumes and write-offs of accounts receivables and inventory related to products Duoyuan has manufactured for these customers.

In addition, a significant portion of Duoyuan’s operating expenses are fixed in advance based on projected sales levels and margins, sales forecasts from its customers and product development programs.  A substantial portion of Duoyuan’s backlog is scheduled for delivery within 90 days or less and Duoyuan’s customers may cancel orders and change volume levels or delivery times for products they have ordered from Duoyuan without penalty.  Accordingly, if sales to Duoyuan’s customers are below expectations in any given quarter, the adverse impact of the shortfall in revenues on operating results may be increased by Duoyuan’s inability to adjust spending in the short term to compensate for this shortfall.

If demand for Duoyuan’s products declines in the major end markets that it serves, Duoyuan’s selling prices and overall sales will decrease.  Even if the demand for Duoyuan’s products increases, when such increase cannot outgrow the decrease of selling price, its overall sales revenues may decrease.

Demand for Duoyuan’s products is affected by a number of factors, including the general demand for the products in the end markets that Duoyuan serves and the price attractiveness.  A vast majority of Duoyuan’s sales revenues are derived from customers who use Duoyuan’s products to provide commercial printing services.  Any significant decrease in the demand for commercial printing servicesmay result in a decrease in the demand for Duoyuan’s offset presses and a decrease in Duoyuan’s revenues and earnings.  A variety of factors, including economic, regulatory, political and social instability could contribute to a slowdown in the demand for commercial printing services because demand for commercial printing services is highly correlated with general economic activities.  In addition, the average price charged to regular and low-end commercial printing services has been on the downward trend and the average selling price of offset presses has also been on the downward trend.  As a result, even if the demand for Duoyuan’s products increases, when the increase of demand cannot outgrow the decrease of selling price, Duoyuan’s overall sales revenues may decrease.

Increased costs for manufactured components and raw materials may adversely affect Duoyuan’s profitability.  The cessation of tax exemptions and deductions by the Chinese government may also affect Duoyuan’s profitability.

Duoyuan uses a broad range of manufactured components and raw materials in its products, including steel, iron, rubber rollers and electronic components.  Because it may be difficult to pass increased prices for these items on to customers, a significant increase in the prices of the components and materials could materially increase Duoyuan’s operating costs and adversely affect its profit margins and profitability.

The cessation of tax exemptions and deduction is another factor that may effect Duoyuan’s profitability.  The policy of the Chinese government for tax exemptions has a limited time period.  A foreign invested entity like Duoyuan is entitled to tax exemptions for two years after it becomes profitable and tax reduction for the subsequent three years.  The tax exemptions or reduction Duoyuan used to receive has expired or will expire in fiscal 2006, which may affect its ability to continue to be profitable in the future.

Duoyuan faces competition from other suppliers and if it is not able to compete successfully, its business may be harmed.

The digital printing marketplace is highly competitive which is characterized by rapid technological changes.  Duoyuan competes against a number of other suppliers of offset presses.  Although Duoyuan attempts to develop and support innovative products that its customers demand, products or technologies developed by competing suppliers could render Duoyuan’s products or technologies obsolete or noncompetitive.

Duoyuan may face increased risk of inventory obsolescence related to its offset presses.

Duoyuan procures raw materials and builds its offset presses based on its sales forecasts.  If Duoyuan does not accurately forecast demand for its products it may end up with excess inventory, or it may lose sales because it does not have the correct products available for sale.  If Duoyuan has excess printing machines or other products it may have to lower prices to stimulate demand.  Duoyuan may also run the risk that its inventory of raw materials may become obsolete. Certain components of Duoyuan’s products, such as rubber rollers and certain electronic components, have a defined shelf life.  If Duoyuan does not sell such components before the end of their shelf life they will no longer be sellable and will have to be expensed.

Duoyuan’s products might contain undetected defects that are not discovered until after shipping.

Duoyuan’s products consist of hardware and software developed by Duoyuan and others.  Although Duoyuan has strict quality control over its products and Duoyuan has not in the past discovered any material software and hardware errors resulting in significant warranty expense or other expenses, its products might contain undetected errors.  Errors could also be found in new versions of Duoyuan’s products after commencement of commercial shipment and any such errors could result in a loss or delay in market acceptance of such products and thus harm its reputation and revenues.  In addition, errors in its products, including errors in licensed third party software, detected prior to new product releases could result in delays in the introduction of new products and Duoyuan’s incurring additional expenses, which could harm its operating results.

Duoyuan operates in an industry characterized by fast technological change and evolving industry standards.

The printing industry is extremely competitive and is characterized by fast technological change, frequent new product developments, periodic product obsolescence, higher industry standards, changing information technologies and evolving distribution-channels.  Duoyuan must adapt quickly to changing technological, application and solutions needs, and the introduction of new technologies and products offering improved features and functionality.  Duoyuan could incur substantial cost to keep pace with the technological changes, and may not be able to adapt to these changes.

Although Duoyuan believes that it currently competes favorably with respect to these characteristics, this may change in the future.  Duoyuan’s future success largely depends upon its ability to continuously develop new products with the quality levels customers demand, and develop new services and solutions.  Duoyuan spends a greater amount on research and development than the industry average because it believes that providing innovative products and solutions is important to its future operations.  In spite of its efforts, Duoyuan may fail to develop new products.

Additionally, the new products Duoyuan develops may not achieve market acceptance or may not be manufactured at competitive costs or in sufficient volume due to competitive pressures, Duoyuan’s consolidated results of operations could be affected.  Duoyuan cannot guarantee the success of its research and development efforts.

Duoyuan’s failure to enhance its existing products, services and solutions or to develop and introduce new products, services and solutions that meet changing customer requirements and evolving technological standards would adversely impact Duoyuan’s ability to sell its products.

Duoyuan has sustained losses in the past and cannot guarantee profitability in the future.

Although Duoyuan China and Langfang Duoyuan have been profitable since the fiscal year ended June 30, 2004 and Hunan Duoyuan has been profitable since the fiscal year ended June 30, 2005, there is no assurance that Duoyuan will remain profitable in the future.  A variety of factors may cause its operating results to decline and financial condition to worsen, including:

  Competitors offering comparable products at cheaper prices;
  Continuing downward pressure on the average selling prices of its products caused by intense competition in its industry and other reasons;
  Superior product innovations by competitors;
  Rising raw materials cost;
  Changes to management and key personnel; and
  Increased operating expenses relating to research and development, sales and marketing efforts and general and administrative expenses as Duoyuan seeks to grow its business.

As a result of these and additional factors, Duoyuan could fail to achieve its revenue targets or experience higher than expected operating expenses, or both.  As a result, Duoyuan cannot assure you that it will remain profitable in the future.

Duoyuan’s limited operating history may not serve as an adequate basis to judge its future prospects and operating results.

Duoyuan has a limited operating history with respect to its current business, which may not provide a sufficient basis on which to evaluate its business or future prospects.  Although its sales have grown rapidly in recent years, Duoyuan cannot assure you that it will maintain profitability or that it will not incur net losses in the future.  Duoyuan expects that its operating expenses will increase as it expands.  Any significant failure to realize anticipated sales growth could result in significant operating losses.  Duoyuan will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including its potential failure to:

  Implement its business model and strategy and adapt and modify them as needed;
  Maintain its current, and develop new, relationships with customers;
  Manage its expanding operations and product offerings, including the integration of any future acquisitions;
  Maintain adequate control of expenses;
  Attract, retain and motivate qualified personnel;
  Protect Duoyuan’s reputation and enhance customer royalty; and
  Anticipate and adapt to changing conditions in the offset printing industry and other markets in which Duoyuan operates as well as the impact of any changes in government regulation, mergers and acquisitions involving its competitors, technological developments and other significant competitive and market dynamics.

If Duoyuan is not successful in addressing any or all of these risks, its business may be materially and adversely affected.

Duoyuan may not be able to sustain its current growth rates, and even if it does maintain them, Duoyuan is susceptible to many challenges relating to its growth.

Duoyuan has experienced significant growth in the scope and complexity of its business.  Net sales have grown from approximately $5 million in 2003 to approximately $12.9 million in 2004 to approximately $26.5 million in 2005.  If Duoyuan is unable to manage its growth effectively, Duoyuan may not be able to take advantage of market opportunities, develop new products, enhance its technological capabilities, satisfy customer requirements, execute its business plan or respond to competitive pressures.  To successfully manage its growth, Duoyuan believes it must effectively:

  Hire, train, integrate and manage additional qualified engineers, sales and marketing personnel and financial and information technology personnel;
  Implement additional and improve existing administrative, financial and operations systems, procedures and controls;
  Continue to enhance manufacturing and customer resource management systems;
  Continue to expand and upgrade its multicolor presses;
  Manage multiple relationships with foundries, distributors, suppliers and certain other third parties; and
  Manage its financial condition.

Duoyuan’s success also depends largely on its ability to anticipate and respond to expected changes in future demand for its products.  If the timing of its expansion does not match market demand, Duoyuan’s business strategy may need to be revised, and there could be delays in its roll-out of new products, which may adversely affect its growth and future prospects.  If Duoyuan over-expands and demand for its products does not increase as Duoyuan may have projected, its financial results will be materially and adversely affected.  However, if Duoyuan does not expand, and demand for its products increases sharply, its business could be seriously harmed because Duoyuan may not be as cost-effective as its competitors due to its inability to take advantage of increased economies of scale.  In addition, Duoyuan may not be able to satisfy the needs of current customers or attract new customers, and it may lose credibility and its relationships with its customers may be negatively affected.  Moreover, if Duoyuan does not properly allocate its resources in line with future demand for particular products, it may miss changing market opportunities and its business and financial results could be materially and adversely affected.  Duoyuan cannot assure you that it will be able to successfully sustain its current growth rate or that Duoyuan will be able to manage its growth in the future.

The loss of key personnel or the failure to attract or retain specialized technical and management personnel could impair Duoyuan’s ability to grow its business.

Duoyuan relies heavily on the services of its key employees, including Guo Wenhua, its Chief Executive Officer.  In addition, its engineers and other key technical personnel are a significant asset and are the source of Duoyuan’s technological and product innovations.  Duoyuan believes its future success will depend upon its ability to retain these key employees and ability to attract and retain other skilled managerial, engineering, technical and sales and marketing personnel. The competition for such personnel, particularly technical personnel, is intense in the industry in which Duoyuan operates.  Duoyuan may not be successful in attracting and retaining sufficient numbers of technical personnel to support its anticipated growth.  Despite the incentives Duoyuan provides, its current employees may not continue to work for Duoyuan, and if additional personnel were required for its operations, Duoyuan may not be able to obtain the services of additional personnel necessary for its growth.  In addition, Duoyuan does not maintain “key person” life insurance for any of its senior management or other key employees. The loss of the key employees or the inability to attract or retain qualified personnel, including engineers, could delay the development and introduction of, and have an adverse effect on our ability to sell, Duoyuan’s products as well as its overall growth.

In addition, if any other members of Duoyuan’s senior management or any of its other key personnel joins a competitor or forms a competing company, Duoyuan may not be able to replace them easily and Duoyuan may lose customers, business partners, key professionals and staff members.  Substantially all of the senior executives and key personnel have entered into confidentiality and non-disclosure agreements with Duoyuan.  In the event of a dispute between senior executives or key personnel and Duoyuan, there is no assurance that the extent, if any, to which these provisions may be enforceable in China due to uncertainties involving the Chinese legal system.

Duoyuan may be unsuccessful in developing and selling new products or in penetrating new markets required to maintain or expand its business.

Duoyuan’s revenue growth has been primarily from sales of its offset presses.  Its future success depends, in part, on its ability to develop successful new offset presses solutions in a cost-effective and timely manner.  Duoyuan continually evaluates expenditures for planned product developments and chooses among alternatives based upon its expectations of future market trends.  The development of its offset printing solutions is highly complex, and successful product development and market acceptance of its products depends on a number of factors, including:

  Its accurate prediction of the changing requirements of its customers;
  Its timely completion and introduction of new designs;
  The quality, price and performance of its products and those of its competitors;
  Its management of its sales channels; and
  Its customer service capabilities and responsiveness.

Failure to protect its proprietary technologies or maintain the right to certain technologies may negatively affect Duoyuan’s ability to compete.

Duoyuan believes that the protection of its intellectual property rights will continue to be important to the success of its business.  Duoyuan relies on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect its intellectual property rights.  Duoyuan has also entered into confidentiality or license agreements with its employees, business partners and other third parties, and has implemented procedures to control access to and distribution of its documentation and other proprietary information.  Despite these efforts, Duoyuan cannot assure you that these measures will provide adequate protection of its intellectual property rights.  Further, these agreements do not prevent others from independently developing technologies that are equivalent to or superior to Duoyuan’s technology.  In addition, unauthorized parties may attempt to copy or otherwise obtain and use Duoyuan’s proprietary technology.  Monitoring unauthorized use of technology is difficult, and Duoyuan cannot be certain that the steps it has taken will prevent unauthorized use of its technology, particularly in the PRC, where the laws may not protect its proprietary rights as fully as do the laws of the United States.

Duoyuan currently has 3 patents registered and a few pending applications pending in China.  Duoyuan cannot be certain that patents will be issued as a result of its pending applications nor can it be certain that any issued patents would protect or benefit it or give it adequate protection from competing products.  For example, issued patents may be circumvented or challenged and declared invalid or unenforceable or provide only limited protection for its technologies.  Duoyuan also cannot be certain that others will not design around its patented technology, independently develop its unpatented proprietary technology or develop effective competing technologies on their own.

Duoyuan will incur increased costs as a result of being a public company.

After the Equity Transfer, as a public company, Duoyuan will incur significant legal, accounting and other expenses that Duoyuan did not incur as a private company.  In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and stock exchanges have required changes in corporate governance practices of public companies.  Duoyuan expects that these new rules and regulations will increase its legal and financial compliance costs and will make some activities more time-consuming and costly.  For example, as a result of becoming a public company, Duoyuan added independent directors, created additional board committees and intends to adopt additional policies regarding internal controls and disclosure controls and procedures.  Duoyuan will incur additional costs associated with public company reporting requirements and compliance with the internal controls of Section 404 of the Sarbanes-Oxley Act of 2002.  Duoyuan also expects these new rules and regulations will make it more difficult and more expensive for it to obtain directors and officers liability insurances.  As a result, Duoyuan’s general and administrative expenses will likely increase and it may be more difficult for Duoyuan to attract and retain qualified persons to serve on its board of directors or as executive officers.  Duoyuan is currently evaluating and monitoring developments with respect to these new rules, and Duoyuan cannot predict or estimate the amount of additional costs Duoyuan may incur or the timing of such costs.

Risks Related to Doing Business in China

Because Duoyuan’s operations are all located outside of the United States and are subject to Chinese laws, any change of Chinese laws may adversely affect its business.

All of Duoyuan’s operations are outside of the United States and in China, which exposes Duoyuan to risks, such as exchange controls and currency restrictions, currency fluctuations and devaluations, changes in local economic conditions, changes in Chinese laws and regulations, exposure to possible expropriation or other Chinese government actions, and unsettled political conditions.  These factors may have a material adverse effect on Duoyuan’s operations, results of operations and financial condition.

Duoyuan’s international expansion plans subject it to risks inherent in doing business internationally.

Duoyuan’s long-term business strategy relies on the expansion of its international sales by targeting markets outside of China, such as the United States.  Risks affecting Duoyuan’s international expansion include challenges caused by distance, language and cultural differences, conflicting and changing laws and regulations, foreign laws, international import and export legislation, trading and investment policies, foreign currency fluctuations, the burdens of complying with a wide variety of laws and regulations, protectionist laws and business practices that favor local businesses in some countries, foreign tax consequences, higher costs associated with doing business internationally, restrictions on the export or import of technology, difficulties in staffing and managing international operations, trade and tariff restrictions, and variations in tariffs, quotas, taxes and other market barriers.  These risks could harm Duoyuan’s international expansion efforts, which could in turn materially and adversely affect its business, operating results and financial condition.

Because Chinese law will govern almost all of Duoyuan’s material agreements after the Equity Transfer, Duoyuan may not be able to enforce its legal rights in China or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

Chinese law governs almost all of Duoyuan’s material agreements.  There is no assurance that Duoyuan will be able to enforce any of its material agreements or that remedies will be available outside of China.  The system of laws and the enforcement of existing laws in China may not be as certain in implementation and interpretation as in the United States.  The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation.  The inability to enforce or obtain a remedy under any of Duoyuan’s future agreements could result in a significant loss of business, business opportunities or capital.

Additionally, substantially all of Duoyuan’s assets are located outside of the United States and most of its officers and directors reside outside of the United States.  As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon Duoyuan’s directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of the directors and officers under Federal securities laws. Moreover, Duoyuan has been advised that China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States.  Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement of criminal penalties of the federal securities laws.

Duoyuan may have difficulty establishing adequate management, legal and financial controls in China, which could impair its planning processes and make it difficult to provide accurate reports of its operating results.

China historically has not followed Western style management and financial reporting concepts and practices, and its access to modern banking, computer and other control systems has been limited.  Duoyuan may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China in these areas.  As a result of these factors, Duoyuan may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards, making it difficult for management to forecast the company’s needs and to present the results of operations accurately at all times.

Duoyuan faces risks associated with currency exchange rate fluctuations; any adverse fluctuations may adversely affect its operating margins.

The majority of Duoyuan’s revenues are in Chinese currency.  Conducting business in currencies other than U.S. dollars subjects Duoyuan to fluctuations in currency exchange rates that could have a negative impact on Duoyuan’s reported operating results.  Fluctuations in the value of the U.S. dollar relative to other currencies impact Duoyuan’s revenues, cost of revenues and operating margins and result in foreign currency translation gains and losses.  Historically, Duoyuan has not engaged in exchange rate hedging activities.  Although Duoyuan may implement hedging strategies to mitigate this risk, these strategies may not eliminate its exposure to foreign exchange rate fluctuations and may involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategy and potential accounting implications.

If relations between the United States and China worsen, Duoyuan’s stock price may decrease and Duoyuan may have difficulty accessing U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues.  Controversies may arise in the future between these two countries.  Any political or trade controversies between the United States and China could adversely affect the market price of Duoyuan’s common stock and its ability to access U.S. capital markets.

The Chinese government could change its policies toward private enterprises, which could adversely affect Duoyuan’s business.

Duoyuan’s business is subject to political and economic uncertainties in China and may be adversely affected by its political, economic and social developments.  Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization.  The Chinese government may not continue to pursue these policies or may alter them to Duoyuan’s detriment from time to time.  Changes in policies, laws and regulations, or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on Duoyuan’s business.  Nationalization or expropriation could result in the total loss of Duoyuan’s investment in China.

Economic, political and social conditions in China could affect Duoyuan’s business.

All of Duoyuan’s business, assets and operations are located in China.  The economy of China differs from the economies of most developed countries in many respects, including government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources.  The economy of China has been transitioning from a planned economy to a more market-oriented economy.  Although the Chinese government has implemented measures recently emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government.  In addition, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies.  It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.  Therefore, the Chinese government’s involvement in the economy could adversely affect Duoyuan’s business operations, results of operations and/or financial condition.

The significant but uneven growth in the economy of China in the past 20 years could have an adverse effect on Duoyuan’s business and results of operations.

The Chinese government has implemented various measures from time to time to control the rate of economic growth.  Some of these measures benefit the overall economy of China, but may have a negative effect on Duoyuan.

Government control of currency conversion and future movements in exchange rates may adversely affect the Company’s operations and financial results.

Duoyuan receives substantially all of its revenues in Renminbi, the currency of China.  A portion of such revenues will be converted into other currencies to meet its foreign currency obligations.  Foreign exchange transactions under Duoyuan’s capital account, including principal payments in respect of foreign currency-denominated obligations, continue to be subject to significant foreign exchange controls and require the approval of the State Administration of Foreign Exchange in China.  These limitations could affect Duoyuan’s ability to obtain foreign exchange through debt or equity financing, or to obtain foreign exchange for capital expenditures.

The Chinese government controls its foreign currency reserves through restrictions on imports and conversion of Renminbi into foreign currency.  Although the exchange rate of the Renminbi to the U.S. dollar has been stable since January 1, 1994, and the Chinese government has stated its intention to maintain the stability of the value of Renminbi, there can be no assurance that exchange rates will remain stable.  Duoyuan’s financial condition and results of operations may also be affected by changes in the value of certain currencies other than the Renminbi in which its earnings and obligations are denominated.

Because the Chinese legal system is not fully developed, Duoyuan’s legal protections may be limited.

The Chinese legal system is based on written statutes and their interpretation by the Supreme People’s Court.  Although the Chinese government has introduced new laws and regulations to modernize its business, securities and tax systems, China does not yet possess a comprehensive body of business law.  Because Chinese laws and regulations are relatively new, interpretation, implementation and enforcement of these laws and regulations involve uncertainties and inconsistencies and it may be difficult to enforce contracts.  In addition, as the Chinese legal system develops, changes in such laws and regulations, their interpretation or their enforcement may have a material adverse effect on Duoyuan’s business operations.  Moreover, interpretative case law does not have the same precedential value in China as in the United States, so legal compliance in China may be more difficult or expensive.

It may be difficult to serve Duoyuan with legal process or enforce judgments against Duoyuan or its management.

All Duoyuan’s assets are located in China.  In addition, all of Duoyuan’s officers, and all but two of its directors, are non-residents of the United States, and all or substantial portions of the assets of such non-residents are located outside the United States.  As a result, it may not be possible to effect service of process within the United States upon such persons to originate an action in the United States.  Moreover, there is uncertainty that the courts of China would enforce judgments of United States courts against Duoyuan or its directors and officers based on the civil liability provisions of the securities laws of the United States or any state, or entertain an original action brought in China based upon the securities laws of the United States or any state.

 Management’s Discussion and Analysis

The following discussion presents information on the business of Duoyuan China on a consolidated basis and analyzes its financial condition and results of operations for the years ended June 30, 2004 and 2005, and the three quarters ended March 31, 2005 and 2006.

Forward-Looking Statements

This report contains forward-looking statements.  When used in this filing or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements.  They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this report are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them.  These statements are not statements of historical fact.  Forward-looking statements involve risks and uncertainties, some of which are not currently known to us, that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements.  These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this filing might not occur.  We qualify any and all of our forward-looking statements entirely by these cautionary factors.  As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf.  You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

THE FOLLOWING DISCUSSION SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS CURRENT REPORT ON FORM 8-K .

Overview

After the Equity Transfer, through the control of Duoyuan China and its subsidiaries, Hunan Duoyuan and Langfang Duoyuan, we will become a China-based offset printing equipment and solution provider that develops, manufactures, markets and sells products used in the offset printing industry.  Until our acquisition of Duoyuan, our operations were limited, and our business strategy was to seek merger or acquisition candidates.

Our Corporate History

We were originally organized under the laws of the State of Nevada on August 10, 1998.  On July 27, 2005, we merged with Asian Financial, Inc., a Wyoming corporation, for the purpose of changing our domicile from Nevada to Wyoming.  Since our inception and until the Equity Transfer, we had not commenced operations and had not generated any revenues, and we have had no employees other than officers or directors.

Background and History of Duoyuan

Duoyuan china and its subsidiaries are engaged in the business of manufacturing and marketing commercial offset printers and related solution in PRC.  Duoyuan combines technical innovation with PRC cost advantages to offer a broad range of offset printing equipment at substantial price discounts to western models.  Headquartered in Beijing, Duoyuan is currently the largest non-government owned offset printer manufacturer in China.

Duoyuan’s products cover all three stages of the offset printing process, including prepress, press, and postpress.  Duoyuan’s press products include four types of offset printing presses: single-color small-format presses, single-color large-format presses, multicolor small-format presses and multicolor large-format presses.  Duoyuan has manufacturing facilities in Langfang and Hunan.  To serve the Chinese market, Duoyuan has developed a distribution and service network that has a presence in over 100 cities in China.  Duoyuan believes that its sales and service network is the largest in China.  Duoyuan also has an in-house marketing team of over 200 specialists, composed of seven regional teams.

As a result of strong growth in all forms of printed media, the demand for commercial printing equipment in China continues to rise.  According to the PPEIAC of China, total output value of Chinese printing services was US$35.1 billion in 2005.   Pira International, a UK-based printing industry consultancy, estimates this figure to nearly double to US$62 billion by 2010.  By offering better prices than Western competitors and better flexibility, speed and service than state-owned Chinese competitors, Duoyuan has achieved an increasing share of the printer market in China.  Duoyuan estimates a 15% market share of total number of offset presses in operation in China.  The PPEIAC rank Duoyuan among the top three printing equipment providers in China, in terms of overall strength.

While Duoyuan’s primary market is the PRC, where it distributes nationally, Duoyuan is currently in the process of setting up export relationships to certain countries, including Africa, the Middle East and certain parts of Asia where customers seek a similar quality and price standard as China.  Duoyuan’s mid- to long-term plan is to produce products for niche markets in the developed Western markets.

Uncertainties that Affect Duoyuan’s Financial Condition

In addition to the uncertainties related to the political, economic and currency environments in China, the primary challenge to Duoyuan is the ability to continue following and leading the technical advancement in the offset printing industry in China, launching new products and upgraded version of products that will be accepted by its customers, providing products and services in a cost-effective way to remain profitable, and protecting its own intellectual property rights to fend off imitations and copycats.

Comparison of the Year Ended June 30, 2005 and 2004

Revenues.  Revenues were $26.47 million for the year ended June 30, 2005, an increase of $13.58 million, or 105%, compared to $12.89 million for the prior year.

The increase in revenues for the year ended June 30, 2005 was mainly attributed to significant increase in sales of small-format multicolor offset presses, large-format single color and multicolor offset presses. The demand for higher quality and color-printing service continued to grow rapidly during fiscal 2005, resulting in growing demand for multicolor printing presses. Due to significantly higher technical and capital entry barrier, only a few companies are able to supply multicolor presses, which have much higher average unit price than that of single-color presses’. Before fiscal 2004, Duoyuan decided to shift its strategic focus to multicolor presses and invested in the R&D to develop its own multicolor press products. Since the second quarter of fiscal 2004, small-format multicolor presses started to generate sales. Revenue from small-format multicolor offset presses more than doubled in fiscal 2005 and it was mainly because of a combination of new model offering and further development of sales channels for multicolor presses. At the same time, market demand continued to be strong for this type of presses. The significant revenue increase in large-format single-color and multicolor offset press was mainly driven by Duoyuan’s acquisition of Hunan Printing Machinery, which is one of the major large-format offset press suppliers in China. This acquisition greatly increased Duoyuan’s production capacity of large-format presses and added new large-format multicolor press models to the product portfolio to meet the market demand. In small-format single-color press segment, the general market condition is that the unit price continued to drop during fiscal 2005 due to low technical entry barrier and fierce competition in pricing. Relying on the superb product quality and established brand, Duoyuan’s strategy in this segment is to avoid competition at lower end but to supply premier products at premier prices. In fiscal 2005, Duoyuan managed to increase both the small-format single-color press unit sold and the average price, resulting in a revenue increase in this segment. Duoyuan also started sales of CTP system in the third quarter of fiscal 2005.

Whether Duoyuan’s growth will continue at this rate is difficult to predict, however, Duoyuan believes that the combination of price, quality and high level of customer service will enable it to continue to compete effectively for the foreseeable future.

Cost of Sales. Cost of sales was $16.89 million for the year ended June 30, 2005, an increase of $7.96 million, or 89%, compared to $8.92 million for the year ended June 30, 2004.  This increase was noticeably lower than the increase in the revenues.  As a percentage of revenues, the cost of sales for the year ended June 30, 2005 and 2004 was 63.8% and 69.2%, respectively.  The slight decrease in cost of sales as a percentage of revenues was attributed to the sale of higher margin products, partially offset by the increase of steel prices. Because of the strategic shift to focus on multicolor presses and to provide premier single-color presses, unit prices and margins for all Duoyuan’s presses except for large-format single-color presses increased in fiscal 2005. Duoyuan purchases components and parts mainly made of steel as its main raw materials for production. Steel consists a significant part of cost of sales for Duoyuan’s products. Steel prices in China increased significantly during Duoyuan’s fiscal 2005, partly offsetting the reduction in cost of sales.

Gross Profit.  Gross profit was $9.58 million for the year ended June 30, 2005, an increase of $5.61 million, or 142%, compared to $3.97 million for the year ended June 30, 2004.  The overall gross profit margin was 36.2% and 30.8% for the year ended June 30, 2005 and 2004, respectively.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses were approximately $6.11 million for the year ended June 30, 2005, an increase of $1.75 million, or 40.0%, compared to $4.36 million for the prior year.  The increase was mainly due to increased selling expenses to expand the sales channel for multicolor offset presses.  As a percentage of revenues, selling, general and administrative expenses were 23.09% and 33.85% for the year ended June 30, 2005 and 2004, respectively.  The decrease in selling, general and administrative expenses as a percentage of the revenues for the year ended June 30, 2005 was attributable to the significant increase in revenues.

Income from Operations. Income from operations was $3.47 million for the year ended June 30, 2005, compared to a loss of $396,727 in the prior year.

Other Income.  Income from activities that are not undertaken in the ordinary course of Duoyuan’s business was $492,287 for the year ended June 30, 2005, an increase of $456,277, or 1,267%, compared to $36,010 for the prior year.  The increase in other income was mainly attributed to the rental income received by Langfang Duoyuan from a third-party company for using the vacant plant and the disposal of scrap steels generated during the course of press production. The rental income will continue into fiscal 2006 but it is hard to predict whether this third-party will continue to rent Langfang Duoyuan’s plant, or whether others will rent Langfang Duoyuan’s plant in the future or not. Income from disposal of scrap steels is expected to continue but the magnitude of this income is expected to drop as Duoyuan will recycle more and more of these scrap steels in its production.

Provision for Income Taxes.  Provision for income taxes for the year ended June 30, 2005 and 2004 was $0 and $0, respectively. Duoyuan is exempted to pay income taxes for year ended 30, 2005 and 2004.

Minority Interest.  Minority interest was $85,653 for the year ended June 30, 2005, compared to $4,381 for the year ended June 30, 2004.

Net Income. Net income was $3.88 million for the year ended June 30, 2005, compared to net loss of $365,098 in the prior year.

Comparison of the Three Quarters ended March 31, 2006 and 2005

Revenues.  Revenues were $29.41 million for the three quarters ended March 31, 2006, an increase of $13.14 million, or 81%, compared to $16.27 million for the same period in the prior year.

Renminbi, Duoyuan’s operating currency, appreciated slightly against U.S. dollar, Duoyuan’s reporting currency, during the three quarters ended March 31, 2006. Translation from Chinese Yuan to U.S. dollar contributed slightly, about 4%, to the increase in reported revenue for the three quarters ended March 31, 2006. The increase in revenues was attributed mainly to continued growth in sales in all product lines, especially the revenue in large-format multicolor presses. Although the market fundamentals in the small-format single-color press segment remained challenging Duoyuan continued the strategy to offer premier products at premier prices in this market segment and still achieved revenue growth.  During the three quarters ended March 31, 2006, the growth in revenue from both small-format and large-format multicolor presses remained strong, mainly due to the continued strong market demand for multicolor presses and the Company’s increased production capacity and more established sales channels to meet this demand. In particular, the market demand in China for quarto-sized multicolor presses is increasing rapidly and Duoyuan has a few quarto-sized multicolor press models popular among the customers, which drove the significant growth in large-format multicolor press sales.  At the same time, the growth in sales of CTP systems continued to be strong, albeit from a small base. In the first three quarters of fiscal 2006, while continuingly expanding its domestic market share, Duoyuan had started generating sales in the international markets.

Cost of Sales.  Cost of sales was $15.33 million for the three quarters ended March 31, 2006, an increase of $5.06 million, or 49%, compared to $10.27 million for the three quarters ended March 31, 2005.  This increase was noticeably lower than the increase in the revenues. As a percentage of revenues, cost of sales for the three quarters ended March 31, 2006 and 2005 was 52.2% and 63.19%, respectively. This significant decrease in cost of sales as a percentage of revenue was attributed to the combination of continued shift to higher margin products, especially the greatly increased percentage of sale of large-format multicolor presses as total revenue, and the drop in steel prices from its historically high levels during the period in China. Cost of sales as a percentage of revenue was also lowered because Duoyuan produced more and more parts in it's own factories at Hunan Duoyuan.

Gross Profit.  Gross profit was $14.07 million for the three quarters ended March 31, 2006, an increase of $8.07 million, or 135%, compared to $5.99 million for the three quarters ended March 31, 2005.  The overall gross profit margin was 47.9% and 36.95% for the three quarters ended March 31, 2006 and 2005, respectively.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses were approximately $4.62 million for the three quarters ended March 31, 2006, an increase of $0.76 million, or 19.6%, compared to $3.86 million for the same period of prior year.  As a percentage of revenues, selling, general and administrative expenses were 15.7% and 23.7% for the three quarters ended March 31, 2006 and 2005, respectively.  During the first three quarters of fiscal 2005, Duoyuan increased its selling, general and administrative expenses to expand the sales channels for multicolor offset presses.  In the first three quarters of fiscal 2006, Duoyuan mainly incurred the supplement expenses, which were much lower than establishment cost, to maintain these sales channels, resulting in small increase of selling, general and administrative expenses in the first three quarters in fiscal 2006.

Income from Operations. Income from operations were $9.45 million for the three quarters ended March 31, 2006, an increase of $7.31 million, or 342%, compared to $2.14 million in the same period of the prior year. This significant increase of operating income was a combined result of noticeably increase in revenue and decrease of both cost of sales and operating expenses as a percentage of revenue.

Other Income.  Income from activities that are not undertaken in the ordinary course of Duoyuan’s business was $388,543 for the three quarters ended March 31, 2005, compared to $70,949 for the same period of prior year. The increase in other income was mainly attributed to the rental income received by Langfang Duoyuan from a third party for using the vacant plant and the disposal of scrap steels generated during the course of press production.

Provision for Income Taxes. Provision for income taxes for the three quarters ended March 31, 2006 and 2005 was $1.45 million and 0, respectively.  Starting from fiscal 2006, Duoyuan China started to pay income tax on 50% exemption basis.

Minority Interest. Minority interest was $148,815 for the three quarters ended March 31, 2006, compared to $43,762 for the year ended March 31, 2005.  The increase of minority interest was due to significant increase in income before minority interest.

Net Income - Net income grew $6.07 million or 281% to approximately $8.24 million for the three quarters ended March 31, 2006, from approximately $2.16 million for the same period of prior year.

Liquidity and Capital Resources

As of March 31, 2006 and June 30, 2005, Duoyuan had cash and cash equivalents of $2,431,758 and $294,434, respectively.

Duoyuan has historically met its liquidity requirements from a variety of sources, including internally generated cash and short-term borrowings under bank credit agreements.

As of March 31, 2006, the maturities for the bank loans are as follows:

Banks	Principal Amounts	Borrowing Date	Maturity Date	Term
Bank of Agriculture, Chongwen branch, Beijing	$2,496,000	July 29, 2005	July 28, 2006	One year
Bank of Agriculture, Chongwen branch, Beijing	$2,496,000	September 3, 2005	September 2, 2006	One year
Bank of Agriculture, Chongwen branch, Beijing	3,494,400	September 22, 2005	September 21, 2006	One year
Bank of Agriculture, Chongwen branch, Beijing	2,496,000	November 16, 2005	November 15, 2006	One year
Bank of Agriculture, Chongwen branch, Beijing	1,248,000	February 24, 2006	February 23, 2007	One year

As shown in the above table, Duoyuan has $12,230,400 in loans outstanding as at March 31, 2006. Duoyuan plans to either repay this debt as it matures or refinance this debt with other debt.

Duoyuan generated negative cash flow from operations for the years ended June 30, 2005 and 2004. Net cash used in operating activities was $0.55 million and $2.74 million for the fiscal year ended June 30, 2005 and 2004, respectively. Net cash provided by operating activities was $5.24 million for the three quarters ended March 31, 2006. The increase was primarily due to the increased net income partially offset by increase of accounts receivable. The accounts receivable increased significantly due to the increased sales of large-format multicolor offset presses. Customers buying this type of presses usually obtain credit from Duoyuan and make payment on a definite schedule.

Net cash used in investing activities was $2.61 million and $5.80 million for the year ended June 30, 2005 and 2004, respectively.  The cash was used for the purchase of equipment and automobiles in both years and payment on business acquisition in fiscal 2004. Net cash used in investing activities was $1.58 million for the three quarters ended March 31, 2006, as the result of investing in new plants. Net cash provided by financing activities was $2.53 million and $8.47 million for the year ended June 30, 2005 and 2004, respectively. Net cash used in financing activities was $1.56 million for the three quarters ended March 31, 2006.

Inventories at June 30, 2005 increased to $14.81 million compared to $10.12 million at June 30, 2004. The increased amount of inventories was mainly due to increased production activities associated to increased sales. Inventory at March 31, 2006 was $11.5 million. The decreased amount of inventory was mainly due to seasonality in annual production activities. Production activities and inventory level usually increase and peak in April - July period, then decrease during the second half of calendar year, while sales and operating cash inflow increase.

As of March 31, 2006, Duoyuan had no material capital expenditure commitment.  Duoyuan had a working capital of $0.78 million.  The management believes that Duoyuan’s current operating activities will enable it to meet its anticipated cash requirements for fiscal 2006.

Critical Accounting Policies and Estimates

The discussion and analysis of Duoyuan’s financial condition presented in this section are based upon the consolidated financial statements of Duoyuan China and its subsidiaries, which have been prepared in accordance with the generally accepted accounting principles in the United States.  During the preparation of the financial statements Duoyuan is required to make estimates and judgment that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an ongoing basis, Duoyuan evaluates its estimates and judgments, including those related to sales, returns, pricing concessions, bad debts, inventories, investments, fixed assets, intangible assets, income taxes and other contingencies.  Duoyuan bases its estimates on historical experience and on various other assumptions that Duoyuan believes are reasonable under current conditions.  Actual results may differ from these estimates under different assumptions or conditions.

In response to the SEC’s Release No. 33-8040, “Cautionary Advice Regarding Disclosure About Critical Accounting Policy,” Duoyuan identified the most critical accounting principals upon which its financial status depends.  Duoyuan determined that those critical accounting principles are related to the use of estimates, inventory valuation, revenue recognition, income tax and impairment of intangibles and other long-lived assets.  Duoyuan presents these accounting policies in the relevant sections in this management’s discussion and analysis, including the Recently Issued Accounting Pronouncements discussed below.

Revenue Recognition

The Company recognizes revenue when the goods are delivered and title has passed.  Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT).  All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government.  This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Accounts Receivable, Trade and Allowance for Doubtful Accounts

The Company’s business operations are conducted in the People’s Republic of China.  During the normal course of business, the Company extends unsecured credit to its customers.  Accounts receivable, trade outstanding at June 30, 2005 and 2004 amounted to $5,145,572 and $4,300,213, respectively.  Management reviews its accounts receivable on a regular basis to determine if the allowance for doubtful accounts is adequate.  An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable. The Company has recorded a reserve for allowance for doubtful accounts of 3% of trade accounts receivable.  As of June 30, 2005 and 2004, allowances for doubtful accounts were $154,367 and $129,006, respectively.

Inventories

Inventories are stated at the lower of cost or market using the weighted average method and consist of the following at June 30:

The Company reviews its inventory on a regular basis for possible obsolete goods or to determine if any reserves are necessary for potential obsolescence.  As of June 30, 2005 and 2004, the Company has determined that no reserves are necessary.

Income Taxes

The Company has adopted Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109).  SFAS 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities.  Provision for income taxes consist of taxes currently due plus deferred taxes.  Since the Company had no operations within the United States there is no provision for US income taxes and there are no deferred tax amounts at June 30, 2005 and 2004.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed.  It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit.  In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled.  Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they related to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

The Company’s subsidiaries are governed by the Income Tax Law of the People’s Republic of China (PRC) concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws).  Under the Income Tax Laws, foreign investment enterprises (FIE) generally are subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income as reported in their statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions of cities for which more favorable effective tax rates apply.  Upon approval by the PRC tax authorities, FIE's scheduled to operate for a period of 10 years or more and engaged in manufacturing and production may by exempt from income taxes for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter with a 50% exemption for the next three years.

In 2001, Duoyuan China became a Foreign JV enterprise. This economic region allows foreign enterprises a two-year income tax exemption and a 50% income tax reduction for the following three years. The Company was approved as a Foreign JV enterprise in 2001. Also Duoyuan China had operating losses prior to the fiscal year ended June 30, 2003 and started to generate a net profit for the year ended June 30, 2004. Therefore Duoyuan China has an income tax exemption for years ending June 30, 2004 and 2005 and 50% income tax reduction for the years ending June 30, 2006, 2007 and 2008.

Langfang Duoyuan is located in a Special Economic and high technology Zone and the PRC tax authority has offered a special income tax rate to Langfeng Duoyuan for doing business in the special zone. With the approval of the local government, Langfeng Duoyuan is exempt from income taxes for five years, commencing with their first profitable year of operations. Langfeng Duoyuan has operating losses prior to the fiscal year ended June 30, 2003 and started to generate a net profit for the fiscal year ending June 30, 2004. Therefore Langfang Duoyuan has an income tax exemption for the years ending June 30, 2004, through June 30, 2008. Langfeng Duoyuan will become subject to an income tax rate of 33% starting June 30, 2009.

Prior to acquiring Hunan Duoyuan, the shareholders negotiated with Hunan Shaoyang Treasure Department to obtain an income tax exemption benefit. The Treasure Department granted the company a five-year income tax exemption commencing with the first profitable year of operations. In addition, the Treasure Department granted a 50% refund of income taxes based upon the amount of income taxes paid by Hunan Duoyuan. Hunan Duoyuan suffered an operating loss in the first year of operations ending June 30, 2004 and started to generate a net profit for the fiscal year ended June 30, 2005. Therefore Hunan Duoyuan has an income tax exemption for the years ending June 30, 2005, through June 30, 2009. Hunan Duoyuan will become subject to income tax at rate of 33% starting June 30, 2010 and will enjoy a 50% income tax refund based upon the amount of income taxes paid.

During years ending June 30, 2005 and 2004 there was no provision for income taxes due to the income tax exemption.  The estimated tax savings due to the tax exemption for the years ending June 30, 2005 and 2004 amounted to $1,279,607 and $0, respectively.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended June 30:

Value Added Tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax in accordance with Chinese laws. The value added tax standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.

Both Langfang Duoyuan and Hunan Duoyuan will get 12.5% and 5% refund respectively, on the VAT amount paid for the first five years of the operations.

Ending of Fiscal Year

For US financial statements reporting purposes, starting from 2003, the Company has adopted June 30 as its fiscal year end.

Recently Issued Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage).  Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandle costs may be so abnormal as to require treatment as current period charges...” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.”  In addition, this requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities.

The provisions of SFAS 151 shall be applied prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for inventory costs incurred during fiscal years beginning after the date this Statement was issued.  The Company’s adoption of SFAS No. 151 is not currently expected to have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), “Share-Based Payment”, which amends FASB Statement No. 123 and will be effective for public companies for interim or annual periods beginning after June 15, 2005.  The revised standard requires, among other things that compensation cost for employee stock options be measured at fair value on the grant date and charged to expense over the employee’s requisite service period for the option.  Due to the absence of observable market prices for employee stock options, the standard indicates that the fair value of most stock options will be determined using an option-pricing model. The Company’s adoption of SFAS No. 123(R) is not currently expected to have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.  The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle.

This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005.  The Company’s adoption of SFAS No. 153 is not expected to have a material impact on the Company’s financial position or results of operations.

In March 2005, the FASB published FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” which clarifies that the term, conditional asset retirement obligations, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. The interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of the Company’s fiscal 2006. The adoption of this Interpretation is not expected to have a material effect on the Company’s financial position or results of operations.

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 replaces APB No. 20 (“APB 20”) and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of change a cumulative effect of changing to the new accounting principle whereas SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle, unless it is impracticable. SFAS No. 154 enhances the consistency of financial information between periods. SFAS No. 154 will be effective beginning with the Company’s first quarter of fiscal year 2006. The Company does not expect that the adoption of SFAS No. 154 will have a material impact on its results of operations, financial position or cash flows.

In June 2005, the EITF reached a consensus on Issue No. 05-06, "Determining the Amortization Period for Leasehold Improvements" (EITF 05-06). EITF 05-06 provides guidance for determining the amortization period used for leasehold improvements acquired in a business combination or purchased after the inception of a lease, collectively referred to as subsequently acquire leasehold improvements). EITF 05-06 provides that the amortization period used for the subsequently acquired leasehold improvements to be the lesser of (a) the subsequently acquired leasehold improvements' useful lives, or (b) a period that reflects renewals that are reasonably assured upon the acquisition or the purchase. EITF 05-06 is effective on a prospective basis for subsequently acquired leasehold improvements purchased or acquired in periods beginning after the date of the FASB's ratification, which was on June 29, 2005. The Company does not anticipate that EITF 05-06 will have a material impact on its results of operations.

In July 2005, the Financial Accounting Standards Board (FASB) issued an Exposure Draft of a proposed Interpretation “Accounting for Uncertain Tax Positions—an interpretation of FASB Statement No. 109.” Under the proposed Interpretation, a company would recognize in its financial statements its best estimate of the benefit of a tax position, only if the tax position is considered probable of being sustained on audit based solely on the technical merits of the tax position. In evaluating whether the probable recognition threshold has been met, the proposed Interpretation would require the presumption that the tax position will be evaluated during an audit by taxing authorities. The proposed Interpretation would be effective as of the end of the first fiscal year ending after December 15, 2005, with a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. The proposed Interpretation would apply to all tax positions and only benefits from tax positions that meet the probable recognition threshold at or after the effective date would be recognized. The Company is currently analyzing the proposed Interpretation and has not determined its potential impact on our Consolidated Financial Statements. While we cannot predict with certainty the rules in the final Interpretation, there is risk that the final Interpretation could result in a cumulative effect charge to earnings upon adoption, increases in future effective tax rates, and/or increases in future interperiod effective tax rate volatility.

In October 2005, FASB Staff Position (FSB) FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period" was issued.  This FSP concluded that rental costs associated with ground or building operating leases that are incurred during a construction period be expensed.  The guidance in the FSP is required to be applied to the first reporting period beginning after June 30, 2005.  The adoption of this pronouncement is not expected to have a material impact on the Company's financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“FAS 155”), which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“FAS 140”). FAS 155 provides guidance to simplify the accounting for certain hybrid instruments by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative, as well as, clarifies that beneficial interests in securitized financial assets are subject to FAS 133. In addition, FAS 155 eliminates a restriction on the passive derivative instruments that a qualifying special-purpose entity may hold under FAS 140. FAS 155 is effective for all financial instruments acquired, issued or subject to a new basis occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“FAS 156”), which amends SFAS No. 140. FAS 156 specifically provides guidance addressing the recognition and measurement of separately recognized servicing assets and liabilities, common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge accounting treatment. FAS 156 is effective for all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006, with early adoption being permitted.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FAS 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The requirements of FIN 48 are effective for our fiscal year beginning January 1, 2007.

Off-Balance Sheet Arrangements

None.

Legal Proceedings

Neither we nor Duoyuan or any of its direct or indirect subsidiaries is a party to, nor is any of our or Duoyuan’s property the subject of, any legal proceedings other than ordinary routine litigation incidental to their respective businesses.  There are no proceedings pending in which any of our officers, directors, promoters or control persons are adverse to us, Duoyuan or any subsidiaries in which they are taking a position or have a material interest that is adverse to us or Duoyuan.  There are no proceedings pending in which any of the officers, directors, promoters or control persons of this or Duoyuan are adverse to it.

Neither we nor Duoyuan is a party to any administrative or judicial proceeding arising under federal, state or local environmental laws or their Chinese counterparts.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the number of shares of our common stock beneficially owned by:

  each person who is known by us to beneficially own more than 5% of our common stock;
  each of our directors and named executive officers as defined in Item 402(a)(2) of Regulation S-B; and
  all of our directors and executive officers, as a group.

Current Ownership as of September 6, 2006

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percentage of Common Stock
Dempsey K. Mork 69930 Highway 111, Suite 100 Rancho Mirage, CA 92270	1,376,500	91.8%
Norbert L. LeBoeuf 69930 Highway 111, Suite 100 Rancho Mirage, CA 92270	28,500	1.9%

All Directors and Officers as a Group	1,405,000	93.7%

Other Shareholders/Former Associates:
Randall A. Baker P.O. Box 1025 Morongo Valle, CA 92256	30,750	2.05%
Robert Filiatreaux 77545 Chillon Rancho Mirage, CA 92270	37.500	2.05%
Magellan Capital Corp.* 69930 Highway 111, Suite 100 Rancho Mirage, CA 92270	225,000	15%
Magellan Litigation Services * 69930 Highway 111, Suite 100 Rancho Mirage, CA 92270	76,500	5.1%

* Magellan Capital and Magellan Litigation are controlled by Dempsey Mork.

Ownership after the Equity Transfer

Except as otherwise set forth below, the address of each of the persons listed below is 4/F, No. 3 Jinyuan Road, Daxing District Industrial Development Area, Beijing, the People’s Republic of China 102600.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percentage of Common Stock
Wenhua Guo*	47,100,462	93.1%
Quanming Li	0	0%
Baiyun Sun	0	0%
Xiqing Diao	0	0%
Zhiguo Hao	0	0%
Lixin Wang	0	0%
Wenzhong Liu	0	0%
Yingqing Zhang	0	0%
Lide Chen	0	0%
Yongzeng Wang	0	0%
All Directors and Officers as a Group (10 persons)	47,100,462	93.1%

* Mr. Guo will be beneficial owner of the shares through his ownership of Duoyuan Investments.

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and executive officers and other significant employees after the Equity Transfer.  The information regarding our current directors and executive officers, who will resign after the Equity Transfer, is incorporated into reference herein from our filings on Form 10-KSB dated April 3, 2006.  All of the new officers and directors will be appointed on the closing date of the Equity Transfer.  All directors hold office for one-year term until the election and qualification of their successors.  Officers are elected annually by the board of directors and serve at the discretion of the board.  There is no family relationship between the directors and executive officers.

Name	Age	Position
Wenhua Guo	45	Chairman of the Board of Directors, Chief Executive Officer
Quanming Li	43	Chief Financial Officer
Baiyun Sun	52	Director, Vice President
Xiqing Diao	37	Director, Chief Operating Officer
Zhiguo Hao	43	Director, Vice President of Production
Lixin Wang	40	Director, Vice President of Research and Development
Wenzhong Liu	39	Vice President of Research and Development
Yinqing Zhang	40	Vice President of Logistics
Lide Chen	63	Vice President of International Business Development
Yongzeng Wang	44	Interim General Manager of Langfang Duoyuan

Executive Biographies

The principal occupations and brief summary of the background of each director and executive officer are as follows:

Wenhua Guo, Chairman of the Board and Chief Executive Officer. Mr. Guo is the founder of Duoyuan China and has served as its Chairman and Chief Executive Officer since the commencement of Duoyuan China’s operations.  Before Mr. Guo founded Duoyuan China, he was a physics teacher at Beijing Chemical Institute.  Mr. Guo is also Chairman of Duoyuan Electric Group, an affiliate of Duoyuan China.  Mr. Guo obtained a bachelor’s degree in physics from Beijing Normal University.

Quanming Li, Chief Financial Officer. Li joined Duoyuan in August 2006 as the Chief Financial Officer. Since 2003, prior to joining Duoyuan, Mr. Li was a partner at Gaode Certified Public Accountants and Gaode Investment Advisory Co., Ltd. During this time he provided auditing and corporate finance advisory services for both domestic and international companies operating in China. From 2000 to 2003, Mr. Li worked as a tax manager and was on the tax and business advisory service team of Deloitte Touche Tohmatsu in Beijing. From 1994 to 2000, he worked as Director of Foreign Enterprise Tax Department of the Beijing State Administration of Taxation in Chongwen District, Beijing. From 1987 to 1994, he was Director of the Levy and Management Department of the Beijing Taxation Bureau at the Chongwen District, Beijing. Mr. Li obtained his Bachelor degree in business planning and statistics from the Beijing Commercial College in 1987. He also received training in investigation for legal mediation in the U.S. and Canada in 1997.

Baiyun Sun, Director and Vice President. Ms. Sun has been Director and Vice President since June 2001.  Prior to that, from January 1994 to May 2001, she was chief accountant of Duoyuan Electric Group.  Ms. Sun obtained a bachelor’s degree in accounting from Beijing Finance and Commerce Institute in July 1985.

Xiqin Diao, Director and Chief Operating Officer.  Mr. Diao has been Director and Chief Operating Officer of Duoyuan China since November 2005.  He was vice general manager of Duoyuan Water Environment Technology Co., Ltd from August to November 2005, assistant to general manager of Duoyuan Electric (Tianjin) Auto Water Pump Co., Ltd. from January to July 2005, and general manager of operations of Duoyuan Electric Group from January 2003 to December 2004.  From May 2001 to December 2002, Mr. Diao was general manager of No. 1 division of Duoyuan Water Environment Technology Co., Ltd. Mr. Diao obtained a bachelor’s degree in mechanics from Tianjin Textile Technology Institute in July 1993.  He was also an ISO9001:2000 Internal Auditor, ISO 14000 Internal Auditor and ISO14000 Internal Auditor in 2004.

Zhiguo Hao, Director and Vice President of Production.  Mr. Hao has been Director and Vice President of Production since August 2003.  He was general manager of the customer service center of Duoyuan China from May 2002 to July 2003, vice general manager of Duoyuan Electric Electronics Co., Ltd, a subsidiary of Duoyuan Electric Group from July 2001 to April 2003, and quality manager of the research and development center and quality supervision office manager of Duoyuan Electric Group from June 1999 to June 2001.  Mr. Hao obtained a bachelor’s degree in science from Harbin Electric Engineering Institute in July 1985 and a master’s degree in science from Beijing Aeronautics and Aviation University in July 1998. He was certified as an ISO9001 Internal Auditor and ISO14000 Internal Auditor in 1998.

Lixin Wang, Vice President of Research and Development. Mr. Wang has been Vice President of Research and Development since October 2005.  From June 2001 to September 2005, he was director of research and development of Duoyuan China.  From January 2001 to May 2001, he was director of research and development of Duoyuan Electric Group. Mr. Wang obtained a bachelor’s degree in science from Bengbu Tank Institute in July 1988 and a master’s degree in signaling and information processing from Fuzhou University in January 1997.

Wenzhong Liu, Vice President of Sales. Mr. Liu has been Vice President of Sales since November 2005.  He was Assistant General Manager of Sales of Duoyuan China from July to October 2005, interim general manager of sales of Duoyuan China from November 2004 to June 2005, and sales representative of Duoyuan China from January 2001 to October 2004. Mr. Liu obtained a bachelor’s degree in science from Luoyang Engineering Institute in July 1993.

Yinqing Zhang, Vice President of Logistics and Quality Assurance.  Mr. Zhang has been Vice President of Logistics and Quality Assurance of Langfang Duoyuan since July 2003. Prior to that, he was Assistant Director and Vice General Manager of the logistics and quality assurance department of Duoyuan China from June 2001 to July 2003. Mr. Zhang obtained a bachelor’s degree in mechanical designing from Tianjin Textile Technology Institute in July 1986.  He was certified as an ISO9001:2000 Internal Auditor in 2002 and a Quality Engineer in 2003.

Yongzeng Wang, Interim General Manager of Langfang Duoyuan.  Mr. Wang has been Interim Manager of the Manufacturing Department of Langfang Duoyuan since January 2006. He was Electric Procurement Manager of the logistics department of Duoyuan China from January 2004 to December 2005 and logistics and procurement department manager of Langfang Duoyuan from June 2001 to December 2003. Mr. Wang obtained a bachelor’s degree in science from the Mechanical Engineering School of Beijing United University in July 1988.

Lide Chen, Vice President of International Business Development.  Mr. Chen has been Vice President of International Business Development since May 2006.  Mr. Chen served as President of China National Aero-Technology International Engineering Co., Ltd.  since 1992. Prior to that, he held various positions at China National Aero-Technology Import & Export Corporation, including Deputy Director of Spare Parts Export Division, Director of Aircraft and Engine Export Division, Managing Director of  Aircraft and Engine Sales Division and Assistant to President.  Mr. Chen obtained a bachelor’s degree in English from Beijing Foreign Language University in 1968, earning “Top Class” distinction, and served as an interpreter for key government leaders from 1976 to 1980.

Involvement in Certain Legal Proceedings

To the best of Duoyuan’s knowledge, during the past five years, none of its new directors or executive officers was involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and  other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise  limiting his/her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed,  suspended or vacated.

Meetings of Board of Directors

Our Board of Directors did not hold any meetings during the year ended December 31, 2005 and the six months ended June 30, 2006. Duoyuan China's Board of Directors held two meetings during the year ended December 31, 2005 and no meeting during the six months ended June 30, 2006

Board Committees

Audit Committee.  We intend to establish an audit committee of the board of directors, which will consist of independent directors.  The audit committee’s duties would be to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles.  The audit committee would review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls.  The audit committee would at all times be composed exclusively of directors who are, in the opinion of our board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee.  We intend to establish a compensation committee of the board of directors, which will consist of independent directors.  The compensation committee would review and approve our salary and benefits policies, including compensation of executive officers.  The compensation committee would also administer our stock option plans and recommend and approve grants of stock options under such plans.

Nominating Committee.  We intend to establish a nominating committee of the board of directors, which will consist of independent directors.  The nominating committee’s functions are to establish board membership criteria, assist the board by identifying individuals qualified to become board members and recommend to the board the proposed director nominees.

Executive Compensation

 Summary Compensation Table

The following table sets forth information regarding compensation for the fiscal years ended June 30, 2003, 2004 and 2005 received by the individual who served as Duoyuan’s Chief Executive Officer, four other mostly highly compensated executive officers, and two individuals who served as our executive officers in the last fiscal year but will resign upon the closing of the Equity Transfer (“Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Award(s) ($)	Options/SARs, Long Term Incentive Plans and All Other Compensation (2)
Wenhua Guo, Chief Executive Officer	2005 2004 2003	18,750 18,750 15,000	9,300 9,000 7,500	0 0 0	0 0 0
Quanming Li, Chief Financial Officer	2005 2004 2003	0 0 0	0 0 0	0 0 0	0 0 0
Baiyun Sun, Vice President	2005 2004 2003	18,750 18,750 15,000	8,300 8,000 7,000	0 0 0	0 0 0
Xiqin Diao, Chief Operating Officer	2005 2004 2003	18,750 18,750 15,000	8,500 8,000 7,000	0 0 0	0 0 0
Zhiguo Hao, Vice President of Production	2005 2004 2003	18,750 18,750 15,000	8,300 8,000 7,000	0 0 0	0 0 0
Lixin Wang, Vice President of Research and Development	2005 2004 2003	18,750 18,750 15,000	8,300 8,000 7,000	0 0 0	0 0 0
Dempsey Mork (1)	2005 2004 2003	0 0 0	0 0 0	0 0 0	0 0 0
Norbert LeBoeuf (1)	2005 2004 2003	0 0 0	0 0 0	0 0 0	0 0 0

(1) Effective at the closing of the Equity Transfer, Messrs. Mork and LeBoeuf will resign from the Company. No additional amounts are due to the resigned directors and officers.

(2) During the last three fiscal years, the executive officers of the Company and of Duoyuan were not granted any perquisites or other personal benefits, and each of the executive officers of Duoyuan made an arrangement with Duoyuan to use a company car.

The Company has accrued $10,000 per year for management services rendered by the Company’s majority shareholder/President pursuant to a five-year convertible promissory note covering years 1998 through 2002 for a total balance of $50,000 at December 31, 2005 and 2004.  This note is non-interest bearing and convertible at a rate of $0.05 per share for 1,000,000 shares of common stock at the option of the holder.  The note will be converted to Shares of common stock of the Company prior to the Closing of Equity Transfer.

The Company has accrued $20,000 during 2003 and 2004 for management services rendered by an affiliate of the Company’s majority shareholder/President pursuant to the terms of a convertible promissory note.  This note is non-interest bearing and convertible at a rate of $0.02 per share for 1,000,000 common shares at the option of the holder.  This note will be converted to shares of common stock of the Company prior to the closing of Equity Transfer.

The total number of shares issue to the noteholder upon the two note conversions will be 2,000,000 shares.

Options/SAR Grants

During the last fiscal year, neither the Company, Duoyuan China nor its subsidiaries granted any stock options or stock appreciation rights to any executive officers or other individuals listed in the table above.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Value

Neither our executive officers nor other individuals listed in the tables above exercised any options or SARs during the last fiscal year.

Long-Term Incentive Plan Awards

Neither the Company nor Duoyuan has a stock option plan, stock appreciation rights plan or other long-term incentive plans.  We may implement a long-term incentive plan in the future.

Director Compensation

Neither the Company nor Duoyuan currently compensate directors for acting as such, although we may do so in the future, including with cash and/or equity.

Employment Contracts and Indemnification of Directors and Officers

All of Duoyuan’s executive officers are based in China and have executed employment agreements with us, which are governed under Chinese law.  Other than the amount of compensation, the terms and conditions of the employment agreements with the executive officers are substantially the same as those of Duoyuan’s standard employment agreements with non-executive employees as described under Item 2.01 of this report.

The change in control in the Company or resignation of shell company officers will not trigger any compensation/arrangement for an amount in excess of $100,000.

Indemnification of Directors and Executive Officers

The Wyoming Business Corporation Act permits a corporation to limit or eliminate the personal monetary liability of directors or officers to a corporation or its shareholders by reason of their conduct as directors or officers, except for (i) instances where a director receives financial benefits to  which he is not entitled; (ii) any intentional infliction of harm on the corporation or its shareholders; (iii) the making of unlawful distributions; and (iv) intentional violations of criminal law.

Our current Articles of Incorporation and Bylaws do not have any provision with respect to indemnification of directors and officers.  We may amend our Articles of Incorporation or Bylaws to add such a provision.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted.  We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Certain Relationships and Related Transactions

Prior to the Equity Transfer, we have accrued $10,000 per year for management services rendered by the Company’s majority shareholder and President pursuant to a five-year convertible promissory note covering years 1998 through 2002 for a total balance of $50,000 at December 31, 2004.  This note is non-interest bearing and convertible at a rate of $0.05 per share for 1,000,000 common shares at the option of the holder.  The note will be converted to shares of common stock of the Company prior to the Closing of the Equity Transfer.

We have accrued $20,000 during 2003 and 2004 for management services rendered by an affiliate of the Company’s majority shareholder and President pursuant to the terms of a convertible promissory note.  This note is non-interest bearing and convertible at a rate of $0.02 per share for 1,000,000 common shares at the option of the holder.  The note will be converted to shares of common stock prior to the Closing of the Equity Transfer.

The total number of shares issued upon the two note conversions will be 2,000,000 shares.

Prior to the Equity Transfer, our officers and directors have resolved to provide for various minimal expenses incurred by the Company without repayment until such time that a merger candidate is found.  These expenses consist of, but are not limited to, office space, accounting, filing requirements, and management services.

Duoyuan China leases 4,500 square meters of space, located at No. 3 Jinyuan Road, Daxing District Industrial Development Area, Beijing, China, from Duoyuan Water Environment Technology Co., Ltd., of which Mr. Wenhua Guo is a sole shareholder.  The property used as an office building and research and development center. The lease has a five-year term which runs from January 1, 2003 to December 31, 2007. The annual rent is $136,022.

Duoyuan China uses the trademark “Duoyuan” under a license agreement with Duoyuan Water Environment Company, of which Mr. Wenhua Guo is a sole shareholder.  The trademark license does not have a term. The license is provided to Duoyuan China at no charge.

Duoyuan China uses the patent, “an automatic offset press printing oil supply quick clearing devise” under a license agreement with Huiyuan Duoyuan, of which Mr. Wenhua Guo is a sole shareholder.  The patent license does not have a term.  The license is provided to Duoyuan China at no charge.

Duoyuan used to use Tianjin Automobile Water Pump Co., Ltd., of which Mr. Wenhua Guo is a sole shareholder, as supplier of certain key parts of the offset presses, such as frame panels and rollers. Duoyuan pre-paid Tianjin Water Pump Company for these key parts, and as at June 30, 2005, there were $445,751 left with Tianjin Water Pump Company as related party receivables. Tianjin Water Pump Company will continue to provide certain parts or goods worth $445,751 in the future. After $445,751 worth of goods are delivered, there will not be related-party transaction between Duoyuan and Tianjin Water Pump Company.

After Langfang Duoyuan built its plant, there were construction materials worth $442,019.  When Duoyuan Langfang Water Recycle Equipment Manufacturing Co., Ltd., of which Mr. Wenhua Guo is a sole shareholder, needed to build its own plants, Langfang Duoyuan gave these construction materials to it.  Duoyuan Langfang Water Recycle Equipment Manufacturing Co., Ltd. has not paid Langfang Duoyuan and the money owed to Langfang Duoyuan became $422,019 related party receivable.

Duoyuan China rents office building from Duoyuan China Water Recycle Technology Industry Co., Ltd., of which Mr. Wenhua Guo is a sole shareholder. During the term of the rent, Duoyuan China Water Recycle Technology Industry Co., Ltd. paid Duoyuan China’s portion of electricity and water bill associated to the office rent. The amount of electricity and water bill became Duoyuan China’s payable to Duoyuan China Water Recycle Technology Industry Co., Ltd. Duoyuan China also transferred some of its employees to Duoyuan China Water Recycle Technology Industry Co., Ltd. Social welfare associated to these transferred employees occurred before their transfer became Duoyuan China’s payable to Duoyuan China Water Recycle Technology Industry Co., Ltd. As of June 30, 2005, Duoyuan China’s payment to Duoyuan China Water Recycle Technology Industry Co., Ltd. amounted to $2,531,998.

When Langfang Duoyuan was established and was building its plants, Duoyuan China Information Technology Industry Co., Ltd., of which Mr. Wenhua Guo is a sole shareholder, helped Langfang Duoyuan to pay the municipal infrastructure allocation fee and helped to pay utilities bills such as electricity, water, heat steam, waster water treatment, etc. The total amount accumulated to $4,598,000, which became related-party payable by Duoyuan China to Duoyuan China Information Technology Industry Co., Ltd. As of June 30, 2005, these payable had been reduced.

Description of Securities

The following statements are qualified in their entirety by reference to the detailed provisions of Asian Financial’s Articles of Incorporation and Bylaws.  The shares issued to Duoyuan Investments or its designees pursuant to the Equity Transfer Agreement are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

Common Stock and Preferred Stock

The Company’s Articles of Incorporation, as amended, authorize the Company to issue 101,000,000 shares of stock, including 100,000,000 common stock and 1,000,000 preferred; each share has a par value of $0.001.  Upon the conversion of the two convertible notes, the Company will have 3,500,000 shares of common stock issued and outstanding.  Upon the Closing of the Equity Transfer, the Company will have 50,600,462 shares of common stock issued and outstanding.  The holders of the Company’s common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of stockholders.  The shares of common stock do not carry cumulative voting rights in the election of directors.  The Company currently has 1,500,000 shares issued and outstanding.

Stockholders of the Company have no pre-emptive rights to acquire additional shares of common stock or other securities.  The common stock is not subject to redemption rights and carries no subscription or conversion rights.  In the event of liquidation of the Company, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.  All shares of the common stock now outstanding are fully paid and non-assessable.

Currently, our securities are not subject to any registration rights or lock-up arrangement.

Options and Warrants

There are no outstanding options, warrants or calls to purchase any of the authorized securities of the Company or Duoyuan.  However, our Board of Directors may later determine to authorized options  and  warrants.

Provisions Affecting Change of Control

There is no provision in the Company’s Articles of Incorporation, as amended, or Bylaws, as amended, that would delay, defer, or prevent a change in control of the Company.

Trading Information

Our common stock is not currently traded on any stock exchange or electronic quotation system. As soon as practicable after the closing of the Equity Transfer, we intend to apply to have our common stock listed for trading on a national or regional stock exchange, provided that we satisfy all necessary initial listing requirements.  We cannot be certain that any of these applications will be approved.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholders Matters

Currently there is no public trading market for the Company’s securities.  No dividends have been declared or paid on the Company’s securities.

Item 3.02. Unregistered Sales of Equity Securities
On August 20, 1998, we issued 473,250 shares of unregistered and restricted shares of the Company for services rendered, as follows. These shares were issued relying on the exemptions under Regulation D of the Securities Act of 1933, as amended.

Name of Investor	Shares of Common Stock
Magellan Capital Corp.	225,000
Magellan Litigation Corp.	76,500
Dempsey K. Mork	75,000
Randall A. Baker	30,750
Robert J. Filiatreaux	37,500
Norbert L. Le Boeuf	28,500
TOTAL SHARES ISSUED	473,250

Item 5.01. Changes in Control

Reference is made to the disclosure set forth under Item 1.01 of this report, which disclosure is incorporated herein by reference.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Reference is made to the disclosure set forth under Item 1.01 of this report, which disclosure is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

We plan to make an amendment to our Articles of Incorporation to change our name from “Asian Financial, Inc.” to “Duoyuan Digital Printing Holdings Company” (tentative). The amendment to our Articles of Incorporation may be subject to the approval of stockholders and will become effective upon filing of the amendment with the Secretary of State of the State of Wyoming.

Prior to the Equity Transfer, the fiscal year end of the Company is December 31, and the fiscal year end of Duoyuan China is June 30.  On July 18, 2006, the board of directors determined to change our fiscal year to June 30.  Such change was approved by a majority of our Shareholders.  We filed an annual report on Form 10-KSB to report the potential equity transfer for the six month transition period ended June 30, 2006.

Item 5.06. Change in Shell Company Status

Reference is made to the disclosure set forth under Items 1.01 of this report, which disclosure is incorporated herein by reference.  As a result of the consummation of the Equity Transfer, we believe that, after the closing of the Equity Transfer, the Company will no longer be a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 7.01. Regulation FD

Business Outlook

In this report, we are providing guidance for the net income of the Company, after giving effect to the Equity Transfer, for the fiscal year ending June 30, 2007 and on a preliminary basis for the fiscal year ending June 30, 2008.

The business outlook are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements about the current expectations, beliefs, intentions or strategies regarding the future of the Company.  Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to the Company’s future expectations, performance, plans, and prospects, as well as assumptions about future events. All forward-looking statements included in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The forward-looking statements contained herein involve risks and uncertainties discussed under the heading “Risk Factors” below. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of such factors, including those set forth in this report.

The Company expects its net income for the fiscal year ending June 30, 2007 will approximately $16 million, representing an estimated increase of up to approximately 30% compared to the fiscal year ended June 30, 2006.  The Company further projects, on a preliminary basis, that its net income will reach $23.9 million for the fiscal year ending June 30, 2008.

Item 9.01.  Financial Statements and Exhibits

(a)  Financial Statements of Business Acquired

Filed herewith are the following:

1. Audited financial statements of Duoyuan Digital Printing Technology Industry (China) Co., Ltd.  for the fiscal years ended June 30, 2005 and 2004.

2. Unaudited financial statements of Duoyuan Digital Printing Technology Industry (China) Co., Ltd.  for the nine months interim periods ended March 31, 2006 and June 30, 2005.

(c) Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
2.1	Equity Transfer Agreement, dated August 31, 2006, between the Registrant and Duoyuan Investments Limited.
3.1	Articles of Incorporation of the Registrant (incorporated by reference from Registration Statement on Form 10-SB filed on August 24, 1999).
3.2	Bylaws of the Registrant (incorporated by reference to the Registrant’s Form 10SB filed on September 10, 1999)
10.1	Loan Agreement, dated July 29, 2005, between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Agricultural Bank of China.
10.2	Loan Agreement, dated September 3, 2005, between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Agricultural Bank of China.
10.3	Loan Agreement, dated September 22, 2005, between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Agricultural Bank of China.
10.4	Loan Agreement, dated November 16, 2005, between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Agricultural Bank of China.
10.5	Loan Agreement, dated February 24, 2006, between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Agricultural Bank of China.
10.6	Lease Agreement between Duoyuan Clean Water Technology Industries (China) Co., Ltd and Duoyuan Digital Printing Technology Industry (China) Co. Ltd.
10.7	Form of Employment Agreement
10.8	Share Transfer Agreement, dated October 16, 2005, between Beijing Huiyuan Duoyuan Digital Printing Technology Research Institute and Duoyuan Digital Printing Technology Industry (China) Co., Ltd.
10.9	Maximuim Credit Guaranty made by Hunan Duoyuan Printing Technolgy Industry (China) Co., Ltd. in favor of Agricultural Bank of China
10.10	Maximuim Credit Guaranty made by Hunan Duoyuan Printing Machinery Co., Ltd. in favor of Agricultural Bank of China
21.1	Subsidiaries of the Duoyuan

To The Board of Directors
Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Subsidiaries

Consent of Independent Registered Public Accounting Firm
Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Subsidiaries
Audited Financial Statements
June 30, 2005 and 2004

We consent to the incorporation in the Annual Report of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. on Form 8-K of our report dated August 4, 2006 on our audits of the consolidated financial statements of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Subsidiaries as of June 30, 2005, 2004 and for the two-year period ended June 30, 2005, which our reports are incorporated in the Form 8-K.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
September 5, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Subsidiaries

We have audited the accompanying balance sheets of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Subsidiaries as of June 30, 2005 and 2004, and the related statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended June 30, 2005. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Subsidiaries as of June 30, 2005 and 2004, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
August 4, 2006, except note 10
which the date is August 31, 2006

DUOYUAN DIGITAL PRINTING TECHNOLOGY INDUSTRY (CHINA) CO., LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2005 AND 2004

A S S E T S

	2005	2004
CURRENT ASSETS:
Cash	$294,434	$928,353
Accounts receivable, net of allowance for doubtful accounts
of $154,367 and $129,006 as of June 30, 2005 and 2004, respectively	4,991,205	4,171,207
Inventories	14,810,340	10,122,102
Other receivables-related parties	867,770	686,149
Other assets	162,255	333,626
Advances on inventory purchases	875,695	464,603
Total current assets	22,001,699	16,706,040

PLANT AND EQUIPMENT, net	12,132,822	10,038,913

OTHER ASSETS:
Intangible assets, net	3,305,932	3,372,827
Other non-current assets	26,728	26,728
Total other assets	3,332,660	3,399,555

Total assets	$37,467,181	$30,144,508

L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y

CURRENT LIABILITIES:
Lines of credit	$11,858,000	$-
Accounts payable	8,441,555	7,821,274
Other payables	223,140	179,183
Other payables - related parties	7,129,998	16,457,797
Accrued liabilities	629,313	417,004
Taxes payable	124,263	171,589
Total liabilities	28,406,269	25,046,847

MINORITY INTERESTS	326,995	241,342

SHAREHOLDERS' EQUITY:
Registered capital	6,009,901	6,009,901
Statutory reserves	581,640	-
Retained earnings (deficit)	2,142,376	(1,153,582)
Total shareholders' equity	8,733,917	4,856,319
Total liabilities and shareholders' equity	$37,467,181	$30,144,508

The accompaning notes are integal part of this statement
See report of independent registered public accounting firm

DUOYUAN DIGITAL PRINTING TECHNOLOGY INDUSTRY (CHINA) CO., LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE YEARS ENDED JUNE 30, 2005 AND 2004

	2005	2004

REVENUE	$26,468,783	$12,891,448

COST OF SALES	16,886,926	8,924,002

GROSS PROFIT	9,581,857	3,967,446

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	6,110,893	4,364,173

INCOME (LOSS) FROM OPERATIONS	3,470,964	(396,727)

OTHER INCOME, net	492,287	36,010

INCOME BEFORE PROVISION FOR INCOME TAXES	3,963,251	(360,717)

PROVISION FOR INCOME TAXES	-	-

INCOME BEFORE MINORITY INTEREST	3,963,251	(360,717)

MINORITY INTEREST	(85,653)	(4,381)

NET INCOME (LOSS)	$3,877,598	$(365,098)

The accompaning notes are integal part of this statement
See report of independent registered public accounting firm

DUOYUAN DIGITAL PRINTING TECHNOLOGY INDUSTRY (CHINA) CO., LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
FOR THE YEARS ENDED JUNE 30, 2005 AND 2004

	Registered	Statutory	Retained
	Capital	Reserves	Earnings	Totals

BALANCE, June 30, 2003, Audited	$6,009,901	$-	$(788,484)	$5,221,417
Net income			(365,098)	(365,098)

BALANCE, June 30, 2004, Audited	$6,009,901	$-	$(1,153,582)	$4,856,319
Net income			3,877,598	3,877,598
Statutory reserves		581,640	(581,640)	-

BALANCE, June 30, 2005, Audited	$6,009,901	$581,640	$2,142,376	$8,733,917

The accompaning notes are integal part of this statement
See report of independent registered public accounting firm

DUOYUAN DIGITAL PRINTING TECHNOLOGY INDUSTRY (CHINA) CO., LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2005 AND 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$3,877,598	$(365,098)
Adjustments to reconcile net income (loss) to cash;
provided by (used in) operating activities:
Minority interest	85,653	4,381
Depreciation	515,284	330,414
Amortization	66,896	55,918
(Increase) decrease in assets:
Accounts receivable;	(819,998)	(2,940,092)
Inventories	(4,688,238)	(3,528,950)
Other receivable - related party	(181,621)	(132,809)
Advances on inventory purchases	(411,093)	(273,382)
Other Assets	171,371	(292,823)
Other non-current assets	-	(26,728)
Increase (decrease) in liabilities:
Accounts payable	620,281	4,080,568
Other payables	43,957	161,113
Accrued liabilities	212,309	81,428
Taxes payable	(47,326)	109,711
Net cash used in operating activities	(554,927)	(2,736,349)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments on construction in progress	(1,835,903)
Purchase of equipment and automobiles	(773,290)	(1,206,391)
Payments on business acquisition	-	(4,598,000)
Net cash used in investing activities	(2,609,193)	(5,804,391)

CASH FLOWS FROM FINANCING ACTIVITIES:
Lines of credit	11,858,000	-
Other payable - related parties	-	8,473,042
Payment of other payable - related parties	(9,327,799)
Net cash provided by financing activities	2,530,201	8,473,042

EFFECT OF EXCHANGE RATE CHANGES ON CASH	-	-

DECREASE IN CASH	(633,919)	(67,698)

CASH, beginning of year	928,353	996,051

CASH, end of year	$294,434	$928,353

The accompaning notes are integal part of this statement
See report of independent registered public accounting firm

DUOYUAN DIGITAL PRINTING TECHNOLOGY INDUSTRY (CHINA) CO., LTD. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Organization Background and Printing Activities

Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (“Duoyuan China”) was originally established and wholly owned by Duoyuan Industries (Holding) Inc., which was incorporated in the British Virgin Islands. The registered capital of the Comapny is $6,000,000 which was fully contributed by Duoyuan Industries (Holding) Inc., and verified by Beijing Anjianin, a PRC qualified accounting firm. The Capital contribution was made in accordance with the PRC laws and Articles of Association of Duoyuan China.

On September 23, 2002, Duoyuan Industries (Holding), Inc. entered into the Equity Transfer Agreement with Duoyuan Investment Inc whereby Duoyuan Investment Inc acquired 100% of the equity in Duoyuan China from Duoyuan Industries (Holding), Inc. This transfer was made for no consideration since Mr. Guo Wenhua is president and sole shareholder of both Duoyuan Industries (Holding), Inc. and Duoyuan Investment Inc. The equity transfer was approved by the original approving authority and registered with the registration authority respectively.

The following is a list of subsidiaries which Duoyuan China has direct and indirect ownership as of June 30, 2005:

Langfang Duoyuan Digital Technology Co., Ltd. (“Lanfang Duoyuan”) was established by Beijing Yinlu Advertising Co., Ltd. (“Yinglu”) and Beijing Huiyuan Duoyuan Research Institute Co., Ltd.  (“Huiyuan Institute”) in October 27, 2000.  Our president and sole shareholder, Mr. Guo Wenhua, is also the president and sole shareholder of Huiyuan Institute.  Its initial company name was registered as Langfang Duoyuan Digital Printing Technology Co., Ltd.

Langfang Duoyuan was set up as a domestic limited liability company.  Langfang Administration on Industry and Commerce (“Langfang AIC”) issued a business license to Langfang Duoyuan on October 27, 2000.

The business scope of Langfang Duoyuan is to research and develop digital printing technology and to manufacture, sell and provide service for digital printing products.

The initial registered capital of Langfang Duoyuan was 30 million Renminbi (“RMB”), in which Yinlu contributed RMB 1.5 million, equivalent to 5% of the equity of Langfang Duoyuan; Huiyuan Institute contributed RMB 28.5 million, equivalent to 95% of the equity.  The registered capital was verified by Langfang Yihua Accounting Firm Co., Ltd. on January 15, 2001.

On March 21, 2002, Langfang Duoyuan increased its registered capital from RMB 30 million to RMB 40 million and changed its company name to the current name, Langfang Duoyuan Digital Technology Co., Ltd.  On March 25, 2002, Yinlu and Duoyuan China entered into the Equity Transfer Agreement (“Langfang Duoyuan First Equity Transfer Agreement”) whereby Yinlu transferred its 5% equity of Langfang Duoyuan to Duoyuan China.  Subsequently Duoyuan China contributed RMB 500,000 in cash (together with RMB 150,000 that was paid by Yinlu), and Huiyuan Institute contributed RMB 9.5 million which represented their equivalent share of increase in the registered capital of Langfang Duoyuan.

The above mentioned capital increase, name change and first equity transfer was registered with Langfang AIC on March 21, 2002 and the capital increase was made by Duoyuan China and Huiyuan Institute respectively and then verified by Langfang Yihua Accounting Firm Co., Ltd. on August 5, 2002.

On October 16, 2005, Huiyuan Institute transferred 90% of the equity of Langfang Duoyuan to Duoyuan China whereby Duoyuan China holds 95% of the equity of Langfang Duoyuan while Huiyuan Institute remains the holder of 5% of the Langfang Duoyuan’s equity.

The consolidated financial statements of the Company reflect the activities of its 95% owned subsidiary, LangFang Duoyuan.  The consolidated financial statements have been presented as if the acquisition of the subsidiary occurred at the beginning of 2003 due to common management and ownership as Mr. Guo Wenhuan is president and sole shareholder of both Huiyuan Institute and Duoyuan China.  The consolidated balance sheets reflect the 90% acquisition payment of $4,598,000 payable to Huiyuan Institute as of June 30, 2005 and 2004, respectively.

According to the equity transfer agreement dated October 16, 2005 between Huiyuan Institute and Duoyuan China (“Langfang Duoyuan Second Equity Transfer Agreement”), Duoyuan China shall pay RMB 36 million to Huiyuan Institute, which should be paid within one month after the transfer is registered with Langfang AIC.  The payment of the consideration was delayed till May 17, 2006 when Huiyuan Institute issued the receipt of the consideration on the basis of the remittance certification issued by China Agriculture Bank on May 16, 2006.

Hunan Duoyuan Printing Machinery Co., Ltd. (“Hunan Duoyuan”) was established by Duoyuan China and Langfang Duoyuan on March 10, 2004 after Shaoyang Administration on Industry and Commerce issued the business license to Hunan Duoyuan.

The business scope of Hunan Duoyuan is to manufacture and sell printing equipment, electronic products, set-machinery, apparatus, spares and parts; to research and develop printing technologies, to provide technical consulting, technical service and related technical import and export service.

Hunan Duoyuan Printing Machinery Ltd. formerly known as HuNan Printing Machinery was a state-owned company with initial registered capital of RMB 92.35 million. HuNan Printing Machinery had suffered operating losses for many years. On December 1, 2003, HuNan Printing Machinery was reorganized by the state government.  All liabilities were assumed by the state government and the company with its remaining assets which consisted of fixed assets, land use rights and inventory were offered for sale at a public auction. Duoyuan China and Langfang Duoyuan successfully acquired HuNan Printing Machinery for the price of RMB 38,000,000. After the auction, Duoyuan China and Langfang Duoyuan respectively owns 88% and 12% of HuNan Printing Machinery.  Soon after the acquisition, the Company engaged a Chinese certified public accounting firm to perform the valuation on all the assets acquired in the company.

The company’s name was changed to Hunan Duoyuan Printing Machinery Ltd. and obtained a new business license on March 10, 2004 with an operating term of 30 years and the company's registered capital was stated at RMB 105.9 million.

In accordance with PRC law, the registered capital of Hunan Duoyuan Printing Machinery Ltd. was increased to RMB 105.9 million which was verified by Hunan Shaoyang ReHe United Certified Public Accountants Firm on April 23, 2004.  The ownership equity ratio of Duoyuan China and Langfang Duoyuan remained unchanged. The registered capital increase was registered with Shaoyang AIC on April 28, 2004.

The fair market value of the acquired assets was RMB 105.93 million according to the appraisal report issued by Hunan Shaoyang ReHe United Certified Public Accountants Firm on April 23, 2004.  The Company recorded the purchased assets by adopting Statement of Financial Accounting Standards (SFAS) No. 141, Business Combination. The total consideration of the acquired assets was recorded at RMB 38,000,000 and was allocated to the assets in conformity with the procedures specified by SFAS No. 141.

Note 2 – Summary of significant accounting policies

The reporting entity

The consolidated financial statements of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and  subsidiaries (referred to as the Company) reflect the activities of Duoyuan Digital Printing Technology Industry (China) Co., Ltd., its 95% owned subsidiary Langfeng Duoyuan, and 99.4% owned subsidiary Hunan Duoyuan. The consolidated financial statements have been presented as if the acquisition of the subsidiaries occurred at the beginning of 2003 due to common management and ownership.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The accompanying consolidated financial statements include the accounts of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and its subsidiaries (referred to as the "Company").  All material intercompany transactions and balances have been eliminated in the consolidation.

Foreign currency translation

The reporting currency of the Company is the US dollar.  The Company uses their local currency, Renminbi (“RMB”), as their functional currency.  Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity.  Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The balance sheet amounts with the exception of equity at June 30, 2005 and 2004 were translated at 8.26 RMB to $1.00 USD.  The equity accounts were stated at their historical rate.  The average translation rates applied to income statement accounts for the years ended June 30, 2005 and 2004 were 8.26 RMB.

Revenue recognition

The Company recognizes revenue when the goods are delivered and title has passed.  Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT).  All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government.  This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.  Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent.  Actual results could differ from these estimates.

Land Use Rights

All land in the People’s Republic of China is owned by the government and cannot be sold to any individual or company.  However, the government grants the user a “land use right” (the Right) to use the land.  The Company has the right to use the land for 50 years.  At June 30, 2005 and 2004, accumulated amortization amounted to $163,487 and $ 96,591.  The cost of the rights is being amortized over 50 years using the straight-line method.

Intangible assets of the Company are reviewed annually as to whether their carrying value has become impaired.  The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations.  The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.  As of June 30, 2005, the Company expects these assets to be fully recoverable.

Total amortization expense for the years ended June 30, 2005 and 2004 amounted to $66,896 and $55,918, respectively.

Plant and Equipment

Plant and equipment are stated at cost less accumulated depreciation.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets with 5% residual value. The depreciation expense for the years ended June 30, 2005 and 2004 amounted to $515,284 and $330,414, respectively.   Estimated useful lives of the assets are as follows:

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities. No depreciation is provided for construction in progress until such time as the assets are completed and are placed into service. Maintenance, repairs and minor renewals are charged directly to expenses as incurred.  Major additions and betterment to property and equipment are capitalized.

The cost and related accumulated depreciation and amortization of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of operations.

Long-lived assets of the Company are reviewed annually as to whether their carrying value has become impaired.  The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations.  The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.  As of June 30, 2005 and 2004 the Company expects these assets to be fully recoverable.

Cash and concentration of risk

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the People’s Republic of China.  Total cash in state-owned banks at June 30, 2005 and 2004 amounted to $294,434 and $928,353, respectively of which no deposits are covered by insurance.  The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Inventories

Inventories are stated at the lower of cost or market using the weighted average method and consist of the following at June 30:

The Company reviews its inventory on a regular basis for possible obsolete goods or to determine if any reserves are necessary for potential obsolescence.  As of June 30, 2005 and 2004, the Company has determined that no reserves are necessary.

Financial instruments

Statement of Financial Accounting Standards No. 107 (SFAS 107), “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties.  The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, accrued liabilities and other payables to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Accounts receivable, trade and allowance for doubtful accounts

The Company’s business operations are conducted in the People’s Republic of China.  During the normal course of business, the Company extends unsecured credit to its customers.  Accounts receivable, trade outstanding at June 30, 2005 and 2004 amounted to $5,145,572 and $4,300,213, respectively.  Management reviews its accounts receivable on a regular basis to determine if the allowance for doubtful accounts is adequate.  An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable. The Company has recorded a reserve for allowance for doubtful accounts of 3% of trade accounts receivable.  As of June 30, 2005 and 2004, allowances for doubtful accounts were $154,367 and $129,006, respectively.

Income taxes

The Company has adopted Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109).  SFAS 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities.  Provision for income taxes consist of taxes currently due plus deferred taxes.  Since the Company had no operations within the United States there is no provision for US income taxes and there are no deferred tax amounts at June 30, 2005 and 2004.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed.  It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit.  In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled.  Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they related to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

The Company’s subsidiaries are governed by the Income Tax Law of the People’s Republic of China (PRC) concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws).  Under the Income Tax Laws, foreign investment enterprises (FIE) generally are subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income as reported in their statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions of cities for which more favorable effective tax rates apply.  Upon approval by the PRC tax authorities, FIE's scheduled to operate for a period of 10 years or more and engaged in manufacturing and production may by exempt from income taxes for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter with a 50% exemption for the next three years.

In 2001, Duoyuan China became a Foreign JV enterprise. This economic region allows foreign enterprises a two-year income tax exemption and a 50% income tax reduction for the following three years. The Company was approved as a Foreign JV enterprise in 2001. Also Duoyuan China had operating losses prior to the fiscal year ended June 30, 2003 and started to generate a net profit for the year ended June 30, 2004. Therefore Duoyuan China has an income tax exemption for years ending June 30, 2004 and 2005 and 50% income tax reduction for the years ending June 30, 2006, 2007 and 2008.

Langfang Duoyuan is located in a Special Economic and high technology Zone and the PRC tax authority has offered a special income tax rate to Langfeng Duoyuan for doing business in the special zone. With the approval of the local government, Langfeng Duoyuan is exempt from income taxes for five years, commencing with their first profitable year of operations. Langfeng Duoyuan has operating losses prior to the fiscal year ended June 30, 2003 and started to generate a net profit for the fiscal year ending June 30, 2004. Therefore Langfang Duoyuan has an income tax exemption for the years ending June 30, 2004, through June 30, 2008. Langfeng Duoyuan will become subject to an income tax rate of 33% starting June 30, 2009.

Prior to acquiring Hunan Duoyuan, the shareholders negotiated with Hunan Shaoyang Treasure Department to obtain an income tax exemption benefit. The Treasure Department granted the company a five-year income tax exemption commencing with the first profitable year of operations. In addition, the Treasure Department granted a 50% refund of income taxes based upon the amount of income taxes paid by Hunan Duoyuan. Hunan Duoyuan suffered an operating loss in the first year of operations ending June 30, 2004 and started to generate a net profit for the fiscal year ended June 30, 2005. Therefore Hunan Duoyuan has an income tax exemption for the years ending June 30, 2005, through June 30, 2009. Hunan Duoyuan will become subject to income tax at rate of 33% starting June 30, 2010 and will enjoy a 50% income tax refund based upon the amount of income taxes paid.

During years ending June 30, 2005 and 2004 there was no provision for income taxes due to the income tax exemption.  The estimated tax savings due to the tax exemption for the years ending June 30, 2005 and 2004 amounted to $1,279,607 and $0, respectively.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended June 30:

 Value Added Tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax in accordance with Chinese laws. The value added tax standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.

Both Langfeng Duoyuan and Hunan Duoyuan will get 12.5% and 5% refund respectively, on the VAT amount paid for the first five years of the operations.

Recently issued accounting pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage).  Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandle costs may be so abnormal as to require treatment as current period charges...” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.”  In addition, this requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities.

The provisions of SFAS 151 shall be applied prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for inventory costs incurred during fiscal years beginning after the date this Statement was issued.  The Company’s adoption of SFAS No. 151 is not currently expected to have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), “Share-Based Payment”, which amends FASB Statement No. 123 and will be effective for public companies for interim or annual periods beginning after June 15, 2005.  The revised standard requires, among other things that compensation cost for employee stock options be measured at fair value on the grant date and charged to expense over the employee’s requisite service period for the option.  Due to the absence of observable market prices for employee stock options, the standard indicates that the fair value of most stock options will be determined using an option-pricing model. The Company’s adoption of SFAS No. 123(R) is not currently expected to have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.  The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle.

This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005.  The Company’s adoption of SFAS No. 153 is not expected to have a material impact on the Company’s financial position or results of operations.

In March 2005, the FASB published FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” which clarifies that the term, conditional asset retirement obligations, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. The interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of the Company’s fiscal 2006. The adoption of this Interpretation is not expected to have a material effect on the Company’s financial position or results of operations.

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 replaces APB No. 20 (“APB 20”) and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of change a cumulative effect of changing to the new accounting principle whereas SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle, unless it is impracticable. SFAS No. 154 enhances the consistency of financial information between periods. SFAS No. 154 will be effective beginning with the Company’s first quarter of fiscal year 2006. The Company does not expect that the adoption of SFAS No. 154 will have a material impact on its results of operations, financial position or cash flows.

In June 2005, the EITF reached a consensus on Issue No. 05-06, "Determining the Amortization Period for Leasehold Improvements" (EITF 05-06). EITF 05-06 provides guidance for determining the amortization period used for leasehold improvements acquired in a business combination or purchased after the inception of a lease, collectively referred to as subsequently acquire leasehold improvements). EITF 05-06 provides that the amortization period used for the subsequently acquired leasehold improvements to be the lesser of (a) the subsequently acquired leasehold improvements' useful lives, or (b) a period that reflects renewals that are reasonably assured upon the acquisition or the purchase. EITF 05-06 is effective on a prospective basis for subsequently acquired leasehold improvements purchased or acquired in periods beginning after the date of the FASB's ratification, which was on June 29, 2005. The Company does not anticipate that EITF 05-06 will have a material impact on its results of operations.

In July 2005, the Financial Accounting Standards Board (FASB) issued an Exposure Draft of a proposed Interpretation “Accounting for Uncertain Tax Positions—an interpretation of FASB Statement No. 109.” Under the proposed Interpretation, a company would recognize in its financial statements its best estimate of the benefit of a tax position, only if the tax position is considered probable of being sustained on audit based solely on the technical merits of the tax position. In evaluating whether the probable recognition threshold has been met, the proposed Interpretation would require the presumption that the tax position will be evaluated during an audit by taxing authorities. The proposed Interpretation would be effective as of the end of the first fiscal year ending after December 15, 2005, with a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. The proposed Interpretation would apply to all tax positions and only benefits from tax positions that meet the probable recognition threshold at or after the effective date would be recognized. The Company is currently analyzing the proposed Interpretation and has not determined its potential impact on our Consolidated Financial Statements. While we cannot predict with certainty the rules in the final Interpretation, there is risk that the final Interpretation could result in a cumulative effect charge to earnings upon adoption, increases in future effective tax rates, and/or increases in future interperiod effective tax rate volatility.

In October 2005, FASB Staff Position (FSB) FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period" was issued.  This FSP concluded that rental costs associated with ground or building operating leases that are incurred during a construction period be expensed.  The guidance in the FSP is required to be applied to the first reporting period beginning after June 30, 2005.  The adoption of this pronouncement is not expected to have a material impact on the Company's financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“FAS 155”), which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“FAS 140”). FAS 155 provides guidance to simplify the accounting for certain hybrid instruments by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative, as well as, clarifies that beneficial interests in securitized financial assets are subject to FAS 133. In addition, FAS 155 eliminates a restriction on the passive derivative instruments that a qualifying special-purpose entity may hold under FAS 140. FAS 155 is effective for all financial instruments acquired, issued or subject to a new basis occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“FAS 156”), which amends SFAS No. 140. FAS 156 specifically provides guidance addressing the recognition and measurement of separately recognized servicing assets and liabilities, common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge accounting treatment. FAS 156 is effective for all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006, with early adoption being permitted.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FAS 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The requirements of FIN 48 are effective for our fiscal year beginning January 1, 2007.

Ending of Fiscal Year

For US financial statements reporting purposes, starting from 2003, the Company has adopted  June 30 as its fiscal year end.

Note 3 - Supplemental Disclosure of Cash Flow Information

Interest expense paid amounted to $505,636 and $0 for the years ended June 30, 2005 and 2004, respectively.

Income tax payments paid amounted to $0 and $0 for the years ended June 30, 2005 and 2004, respectively.

Note 4 – Advances on inventory purchases

Advances on inventory purchases are monies advanced to vendors on inventory purchases.  The inventory is normally delivered within six months after the monies have been advanced.  The total outstanding amount was $875,695 and $464,603 as of June 30, 2005 and 2004, respectively.

Note 5 – Related party transactions

Mr. Guo Wenhau is the Company’s sole shareholder and chief executive.  The following is a description of the individuals and companies discussed in the footnotes and their relationship to the Company.

Other receivables from related parties are generated by the Company making various cash advances and short term loans and allocation of various expenses to related parties.  These are recurring transactions.  The Company does not charge interest on these receivables.

The Company has short term loans from related parties of $,2,531,998 and $11,859,797 as of June 30, 2005 and 2004, respectively.  These amounts were loaned to the Company for business operations.  These amounts are short-term and are non interests bearing.

On October 16, 2005, Huiyuan Institute transferred 90% of the equity of Langfang Duoyuan to Duoyuan China whereby Duoyuan China holds 95% of the equity of Langfang Duoyuan while Huiyuan Institute remains the holder of 5% of the Langfang Duoyuan equity.  The consolidated financial statements of the Company as of and for the two years period ended June 30, 2005, however, reflect the activities of its 95% then owned subsidiary, LangFang.  The consolidated financial statements have been presented as if the acquisition of the subsidiary occurred at the beginning of 2003 due to common management and ownership.  Other payable to Huiyuan Institute of $4,598,000 and $4,598,000 as of June 30, 2005 and 2004 represents the unpaid purchase price of Huiyuan Institute’s 90% equity interest in Langfang Duoyuan.  The purchase price was fully paid on May16, 2006.

Note 6 – Lines of credit

The lines of credit represent amounts due to various banks which are due on demand or normally within one year. These loans can be renewed with the banks. The Company had a total of $11,858,000 outstanding on these lines of credit as of June 30, 2005 and no balances outstanding at June 30, 2004.  The loans consisted of the following:

Note 7 – Reserves and dividends

The laws and regulations of the People’s Republic of China require that before a Sino-foreign cooperative joint venture enterprise distributes profits to its partners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserve. The statutory reserves include the surplus reserve fund, the common welfare fund, and the enterprise fund.

Statutory reserve fund

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distribution of any dividends to shareholders.   For the year ended June 30, 2005 and 2004, the Company transferred $387,760 and $0 to this reserve which represents 10% of the current year’s net income determined in accordance with PRC accounting rules and regulations.  The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common welfare fund

The Company is required to transfer 5% to 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to the statutory common welfare fund. This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.  The transfer to this fund must be made before distribution of any dividend to shareholders. For the year ended June 30, 2005 and 2004, the directors authorized, subject to shareholders’ approval, the transfer of $193,880 and $0, which amounted to 5% of current year’s net income, to the statutory reserve fund.

The Chinese government restricts distributions of registered capital and the additional investment amounts required by the Chinese joint ventures.  Approval by the Chinese government must be obtained before distributions of these amounts can be returned to the shareholders.

Note 8 - Operating Leases

The Company leases office spaces as headquarter from its related party.  In fiscal year 2005 and 2004, the rents were $136,022 and $136,022, respectively.  At June 30, 2005, the Company has the following total future minimum lease payments under an operating lease:

Note 9 - Business Combination

In December 2003, the Company acquired Hunan Printing Machinery Co., Ltd. and changed its name to Hunan Duoyuan Printing Machinery Co., Ltd. Hunan Duoyuan acquisition is crucial to increase the production capacity of the Company.

Hunan Duoyuan Printing Machinery Ltd. formerly known as HuNan Printing Machinery was a state-owned company with initial registered capital of RMB 92.35 million. HuNan Printing Machinery had suffered operating losses for many years. On December 1, 2003, HuNan Printing Machinery was reorganized by the state government.  All liabilities were assumed by the state government and the company with its remaining assets which consisted of fixed assets, land use rights and inventory were offered for sale at a public auction. Duoyuan China and Langfang Duoyuan successfully acquired HuNan Printing Machinery for the price of RMB 38,000,000. After the auction, Duoyuan China and Langfang Duoyuan respectively owns 88% and 12% of HuNan Printing Machinery.  Soon after the acquisition, the Company engaged a Chinese certified public accounting firm to perform the valuation on all the assets acquired in the company.

HuNan Printing Machinery’s  name was changed to Hunan Duoyuan Printing Machinery Ltd and obtained a new business license on March 10, 2004 with an operating term of 30 years and the company's registered capital was stated at RMB 105.9 million.

In accordance with PRC law, the registered capital of Hunan Duoyuan Printing Machinery Ltd. was increased to RMB 105.9 million which was verified by Hunan Shaoyang ReHe United Certified Public Accountants Firm on April 23, 2004. The ownership equity ratio of Duoyuan China and Langfang Duoyuan remained unchanged. The registered capital increase was registered with Shaoyang AIC on April 28, 2004.

The fair market value of the acquired assets was RMB 105.93 million according to the appraisal report issued by Hunan Shaoyang ReHe United Certified Public Accountants Firm on April 23, 2004.  The Company has accounted for this business combination in accordance with SFAS No. 141, Business Combinations, using the purchase method to record new cost basis for the assets acquired and liabilities assumed. The purchase price was allocated to the assets and liabilities based on their respective fair values. As of the date of acquisition, the fair value of the net assets acquired exceeded the purchase price paid resulting in negative goodwill. The negative goodwill was allocated to all acquired long-term assets of the acquired company.

The allocation of cash paid for the Hunan Duoyuan Purchase as of December 12, 2003 is summarized as follows:

Of the $10,872,886 of acquired intangible assets, all of which was assigned to land use right with a weighted-average useful life of 50 years.

Note 10 – Subsequent Events

On August 31, 2006, Duoyuan Investments Limited, a British Virgin Island company (“DIL”) and Asian Financial Inc. signed an equity transfer agreement (the “Agreement”). Asian Financial Inc. is a Wyoming corporation and is an SEC reporting and non-trading company and has no business operations.  Duoyuan Investments Limited owns 100% of the equity interest of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (“Duoyuan China”), which has two subsidiaries, a 99.4% ownership in Hunan Duoyuan Printing Machinery Co., Ltd. and 95% ownership in Langfang Duoyuan Digital Technology Co., Ltd (collectively referred to as the Duoyuan Interest). Asian Financial Inc. will acquire the Duoyuan Interest in exchange for 47,100,462 new shares of common stock in Asian Financial Inc. to be issued to DIL. Asian Financial Inc. will have a total outstanding 50,600,462 shares as of the Closing Date and DIL’s 47,100,462 shares of common stock will equal 93.083077% ownership in Asian Financial Inc. For accounting purposes this transaction will be treated as a recapitalization of Duoyuan China where Duoyuan China is considered the accounting acquirer.

See report of independent registered public accounting firm

DUOYUAN DIGITAL PRINTING TECHNOLOGY INDUSTRY (CHINA) CO., LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2006 AND JUNE 30, 2005

A S S E T S
	March 31,	June 30,
	2006	2005
	Unaudited
CURRENT ASSETS:
Cash	$2,431,758	$294,434
Accounts receivable, net of allowance for doubtful accounts
of $340,445 and $154,367 as of March 31, 2006 and June 30, 2005, respectively	11,504,742	4,991,205
Inventories	11,545,222	14,810,340
Other receivables-related parties	2,099,591	867,770
Other assets	179,812	162,255
Advances on inventory purchases	912,675	875,695
Total current assets	28,673,800	22,001,699

PLANT AND EQUIPMENT, net	13,640,497	12,132,822

OTHER ASSETS:
Intangible assets, net	3,358,568	3,305,932
Other non-current assets	27,567	26,728
Total other assets	3,386,135	3,332,660

Total assets	$45,700,432	$37,467,181

L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y

CURRENT LIABILITIES:
Lines of credit	$12,230,400	$11,858,000
Accounts payable	6,939,777	8,441,555
Other payables	360,063	223,140
Other payables - related parties	5,783,401	7,129,998
Accrued liabilities	746,604	629,313
Taxes payable	1,832,720	124,263
Total liabilities	27,892,965	28,406,269

MINORITY INTERESTS	472,562	326,995

SHAREHOLDERS' EQUITY:
Registered capital	6,009,901	6,009,901
Statutory reserves	1,790,186	581,640
Retained earnings	9,170,585	2,142,376
Accumulated other comprehensive income	364,233	-
Total shareholders' equity	17,334,905	8,733,917
Total liabilities and shareholders' equity	$45,700,432	$37,467,181

The accompaning notes are integal part of this statement

DUOYUAN DIGITAL PRINTING TECHNOLOGY INDUSTRY (CHINA) CO., LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
FOR THE NINE MONTHS ENDED MARCH 31, 2006 AND 2005
(Unaudited)

	2006	2005

REVENUE	$29,406,399	$16,270,919

COST OF SALES	15,334,268	10,271,854

GROSS PROFIT	14,072,131	5,999,065

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,621,589	3,863,154

INCOME FROM OPERATIONS	9,450,542	2,135,911

OTHER INCOME (EXPENSE), net	388,573	70,949

INCOME BEFORE PROVISION FOR INCOME TAXES	9,839,115	2,206,860

PROVISION FOR INCOME TAXES	1,453,545

INCOME BEFORE MINORITY INTEREST	8,385,570	2,206,860

MINORITY INTEREST	(148,815)	(43,762)

NET INCOME	$8,236,755	$2,163,098

The accompaning notes are integal part of this statement

DUOYUAN DIGITAL PRINTING TECHNOLOGY INDUSTRY (CHINA) CO., LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
FOR THE NINE MONTHS ENDED MARCH 31, 2006 AND 2005

						Accumulated
						other
	Registered	Paid-in	Statutory	Retained		comprehensive
	Capital	Capital	Reserves	Earnings		income (loss)	Totals
BALANCE, June 30, 2004	$6,009,901	$-	$-	$(1,153,582)		$-	$4,856,319
Net income				2,163,098			2,163,098
BALANCE, March 31, 2005, Unaudited	$6,009,901	$-	$-	$1,009,516	$		$7,019,417
Net income				1,714,500			1,714,500
Statutory reserves			581,640	(581,640)			-
BALANCE, June 30, 2005	$6,009,901	$-	$581,640	$2,142,376		$-	$8,733,917
Net income				8,236,755			8,236,755
Statutory reserves			1,208,546	(1,208,546)			-
Foreign currency translation adjustments						364,233	364,233
BALANCE, March 31, 2006, Unaudited	$6,009,901	$-	$1,790,186	$9,170,585		$364,233	$17,334,905

The accompaning notes are integal part of this statement

DUOYUAN DIGITAL PRINTING TECHNOLOGY INDUSTRY (CHINA) CO., LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED MARCH 31, 2006 AND 2005
(Unaudited)

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,236,755	$2,163,098
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Minority interest	148,815	43,762
Depreciation	461,397	237,420
Amortization	50,735	30,619
(Increase) decrease in assets:
Accounts receivable	(6,300,758)	(667,754)
Inventories	3,697,358	(2,489,848)
Other receivables - related parties	(1,193,952)	562,729
Advances on inventory purchases	(9,395)	(321,465)
Other assets	(12,351)	(1,503,617)
Other non-current assets		-
Increase (decrease) in liabilities:
Accounts payable	(1,751,311)	575,261
Other payables	128,770	3,284,950
Accrued liabilities	96,668	(102,501)
Taxes payable	1,689,531	(253,187)
Net cash provided by operating activities	5,242,262	1,559,467

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and automobiles	-	(1,910,947)
Increase in construction in progress	(1,578,107)
Net cash used in investing activities	(1,578,107)	(1,910,947)

CASH FLOWS FROM FINANCING ACTIVITIES:
Lines of credit	-	11,858,000
Payment of other payable - related parties	(1,556,672)	(10,063,060)
Net cash (used in) provided by financing activities	(1,556,672)	1,794,940

EFFECT OF EXCHANGE RATE CHANGES ON CASH	29,841	-

INCREASE IN CASH	2,137,324	1,443,460

CASH, beginning of year	294,434	928,353

CASH, end of year	$2,431,758	$2,371,813

The accompaning notes are integal part of this statement

DUOYUAN DIGITAL PRINTING TECHNOLOGY INDUSTRY (CHINA) CO., LTD
 AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 – Organization Background and principal activities

Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (“Duoyuan China”) was originally established and wholly owned by Duoyuan Industries (Holding) Inc., which was incorporated in the British Virgin Islands. The registered capital of Duoyuan China is $6,000,000 which was fully contributed by Duoyuan Industries (Holding) Inc., and verified by Beijing Anjianin, a PRC qualified accounting firm. The capital contribution was made in accordance with the PRC laws and Articles of Association of Duoyuan China.

On September 23, 2002, Duoyuan Industries (Holding), Inc. entered into the Equity Transfer Agreement with Duoyuan Investment Inc whereby Duoyuan Investment Inc acquired 100% of the equity in Duoyuan China from Duoyuan Industries (Holding), Inc. This transfer was made for no consideration since Mr. Guo Wenhua is president and sole shareholder of both Duoyuan Industries (Holding), Inc. and Duoyuan Investment Inc. The equity transfer was approved by the original approving authority and registered with the registration authority respectively.

The following is a list of subsidiaries which Duoyuan China has direct and indirect ownerships as of March 31, 2006:

Company Name	Place of incorporation	Date of incorporation	Ownership	Principal business
Langfang Duoyuan Digital Technology Co., Ltd.	The People's Republic of China	10/27/2000	95%	Manufacture

Hunan Duoyuan Printing Machinery Co., Ltd.	The People's Republic of China	03/10/2004	99.40%	Manufacture

Langfang Duoyuan Digital Technology Co., Ltd. (“Lanfang Duoyuan”) was established by Beijing Yinlu Advertising Co., Ltd. (“Yinglu”) and Beijing Huiyuan Duoyuan Research Institute Co., Ltd.  (“Huiyuan Institute”) in October 27, 2000.  Our president and sole shareholder, Mr. Guo Wenhua, is also the president and sole shareholder of Huiyuan Institute.  Its initial company name was registered as Langfang Duoyuan Digital Printing Technology Co., Ltd.

Langfang Duoyuan was set up as a domestic limited liability company. Langfang Administration on Industry and Commerce (“Langfang AIC”) issued a business license to Langfang Duoyuan on October 27, 2000.

The business scope of Langfang Duoyuan is to research and develop digital printing technology and to manufacture, sell and provide service for digital printing products.

The initial registered capital of Langfang Duoyuan was 30 million Renminbi (“RMB”), in which Yinlu contributed RMB 1.5 million, equivalent to 5% of the equity of Langfang Duoyuan; Huiyuan Institute contributed RMB 28.5 million, equivalent to 95% of the equity.

The registered capital was verified by Langfang Yihua Accounting Firm Co., Ltd. on January 15, 2001.

On March 21, 2002, Langfang Duoyuan increased its registered capital from RMB 30 million to RMB 40 million and changed its company name to the current name, Langfang Duoyuan Digital Technology Co., Ltd. On March 25, 2002, Yinlu and Duoyuan China entered into the Equity Transfer Agreement (“Langfang Duoyuan First Equity Transfer Agreement”) whereby Yinlu transferred its 5% equity of Langfang Duoyuan to Duoyuan China. Subsequently, Duoyuan China contributed RMB 500,000 in cash (together with RMB 150,000 that was paid by Yinlu), and Huiyuan Institute contributed RMB 9.5 million which represented their equivalent share of increase in the registered capital of Langfang Duoyuan.

The above mentioned capital increase, name change and first equity transfer was registered with Langfang AIC on March 21, 2002 and the capital increase was made by Duoyuan China and Huiyuan Institute respectively and then verified by Langfang Yihua Accounting Firm Co., Ltd. on August 5, 2002.

On October 16, 2005, Huiyuan Institute transferred 90% of the equity of Langfang Duoyuan to Duoyuan China whereby Duoyuan China holds 95% of the equity of Langfang Duoyuan while Huiyuan Institute remains the holder of 5% of the Langfang Duoyuan’s equity.

The consolidated financial statements of the Company reflect the activities of its 95% owned subsidiary, Langfang Duoyuan. The consolidated financial statements have been presented as if the acquisition of the subsidiary occurred at the beginning of 2003 due to common management and ownership as Mr. Guo Wenhua is president and sole shareholder of both Huiyuan Institute and Duoyuan China. The consolidated balance sheets reflect the 90% acquisition payment of $4,598,000 payable to Huiyuan Institute as of June 30, 2005 and 2004, respectively.

According to the equity transfer agreement dated October 16, 2005 between Huiyuan Institute and Duoyuan China (“Langfang Duoyuan Second Equity Transfer Agreement”), Duoyuan China shall pay RMB 36 million to Huiyuan Institute, which should be paid within one month after the transfer is registered with Langfang AIC.  The payment of the consideration was delayed till May 17, 2006 when Huiyuan Institute issued the receipt of the consideration on the basis of the remittance certification issued by China Agriculture Bank on May 16, 2006.

Hunan Duoyuan Printing Machinery Co., Ltd. (“Hunan Duoyuan”) was established by Duoyuan China and Langfang Duoyuan on March 10, 2004 after Shaoyang Administration on Industry and Commerce issued the business license to Hunan Duoyuan.

The business scope of Hunan Duoyuan is to manufacture and sell printing equipment, electronic products, set-machinery, apparatus, spares and parts; to research and develop printing technologies, to provide technical consulting, technical service and related technical import and export service.

Hunan Duoyuan Printing Machinery Ltd. formerly known as HuNan Printing Machinery was a state-owned company with initial registered capital of RMB 92.35 million. HuNan Printing Machinery had suffered operating losses for many years. On December 1, 2003, HuNan Printing Machinery was reorganized by the state government. All liabilities were assumed by the state government and the company with its remaining assets which consisted of fixed assets, land used rights and inventory were offered for sale at a public auction. Duoyuan China and Langfang Duoyuan successfully acquired HuNan Printing Machinery for the price of RMB 38,000,000. After the auction, Duoyuan China and Langfang Duoyuan respectively owns 88% and 12% of HuNan Printing Machinery. Soon after the acquisition, the Company engaged a Chinese certified public accounting firm to perform the valuation on all the assets acquired in the company..

The company’s name was changed to Hunan Duoyuan Printing Machinery Ltd. and obtained a new business license on March 10, 2004 with an operating term of 30 years and the company's registered capital was stated at RMB 105.9 million.

In accordance with PRC law, the registered capital of Hunan Duoyuan Printing Machinery Ltd.  was increased to RMB 105.9 million which was verified by Hunan Shaoyang ReHe United Certified Public Accountants Firm on April 23, 2004. The ownership equity ratio of Duoyuan China and Langfang Duoyuan remained unchanged. The registered capital increase was registered with Shaoyang AIC on April 28, 2004.

The fair market value of the acquired assets was RMB 105.93 million according to the appraisal report issued by Hunan Shaoyang ReHe United Certified Public Accountants Firm on April 23, 2004.  The Company recorded the purchased assets by adopting Statement of Financial Accounting Standards (SFAS) No. 141, Business Combination. The total consideration of the acquired assets was recorded at RMB 38,000,000 and was allocated to the assets in conformity with the procedures specified by SFAS No. 141.

Note 2 – Summary of significant accounting policies

The reporting entity

The consolidated financial statements of Duoyuan Digital Printing Technology Industry (China) Co., Ltd.and subsidiaries (referred to as the Company) reflect the activities of Duoyuan Digital Printing Technology Industry (China) Co., Ltd., its 95% owned subsidiary Langfang Duoyuan, and 99.4% owned subsidiary Hunan Duoyuan. The consolidated financial statements have been presented as if the acquisition of the subsidiaries occurred at the beginning of 2003 due to common management and ownership.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The accompanying consolidated financial statements include the accounts of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and its subsidiaries (referred to as the "Company").  All material intercompany transactions and balances have been eliminated in the consolidation.

Foreign currency translation

The reporting currency of the Company is the US dollar.  The Company uses their local currency, Renminbi (“RMB”), as their functional currency.  Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity.  Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders’ equity and amounted to $364,233 and $0 as of March 31, 2006, and 2005, respectively.  The balance sheet amounts with exception of equity at March 31, 2006 were translated at 8.01 RMB to $1.00 USD as compared to 8.26 RMB at March 31, 2005.  The equity accounts were stated at their historical rate.  The average translation rate of 8.08 RMB for nine months ended March 31, 2006 was applied to income statement accounts.

Revenue recognition

The Company recognizes revenue when the goods are delivered and title has passed.  Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT).  All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government.  This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.  Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent.  Actual results could differ from these estimates.

Land Use Rights

All land in the People’s Republic of China is owned by the government and cannot be sold to any individual or company.  However, the government grants the user a “land use right” (the Right) to use the land.  The Company has the right to use the land for 50 years.  At March 31, 2006 and June 30, 2005, accumulated amortization amounted to $214,222 and $163,487. The cost of the rights is being amortized over 50 years using the straight-line method.

Intangible assets of the Company are reviewed annually as to whether their carrying value has become impaired.  The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations.  The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.  As of March 31, 2006, the Company expects these assets to be fully recoverable.

Total amortization expense for the nine months ended March 31, 2006 and 2005 amounted to $50,735 and $30,619, respectively.

Plant and Equipment

Plant and equipment are stated at cost less accumulated depreciation.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets with 5% residual value. The depreciation expense for the nine months ended March 31, 2006 and 2005 amounted to $461,397 and $237,420, respectively.   Estimated useful lives of the assets are as follows:

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities. No depreciation is provided for construction in progress until such time as the assets are completed and are placed into service. Maintenance, repairs and minor renewals are charged directly to expenses as incurred.  Major additions and betterment to property and equipment are capitalized.

The cost and related accumulated depreciation and amortization of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of operations.

 Long-lived assets of the Company are reviewed annually as to whether their carrying value has become impaired.  The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations.  The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.  As of March 31, 2006 and June 30, 2005 the Company expects these assets to be fully recoverable.

Plant and equipment consist of the following:

Cash and concentration of risk

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the People’s Republic of China.  Total cash in state-owned banks at March 31, 2006 and June 30, 2005 amounted to $2,431,758 and $294,434, respectively of which no deposits are covered by insurance.  The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Inventories

Inventories are stated at the lower of cost or market using the weighted average method and consist of the following:

The Company reviews its inventory on a monthly basis for possible obsolete goods or to determine if any reserves are necessary for potential obsolescence.  As of March 31, 2006 and June 30, 2005, the Company has determined that no reserves are necessary.

Financial instruments

Statement of Financial Accounting Standards No. 107 (SFAS 107), “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties.  The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, accrued liabilities and other payables to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Accounts receivable, trade and allowance for doubtful accounts

The Company’s business operations are conducted in the People’s Republic of China.  During the normal course of business, the Company extends unsecured credit to its customers.  Accounts receivable, trade outstanding at March 31, 2006 and June 30, 2005 amounted to $11,504,742 and $4,991,205, respectively.  Management reviews its accounts receivable on a monthly basis to determine if the allowance for doubtful accounts is adequate.  An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable. The Company has recorded a reserve for allowance for doubtful accounts of  3% of trade accounts receivable.  As of March 31, 2006 and June 30, 2005, allowances for doubtful accounts were $340,445 and $154,367, respectively.

Income taxes

The Company has adopted Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109).  SFAS 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities.  Provision for income taxes consist of taxes currently due plus deferred taxes.  Since the Company had no operations within the United States there is no provision for US income taxes and there are no deferred tax amounts at March 31, 2006 and June 30, 2005.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed.  It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit.  In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled.  Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they related to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

The Company’s subsidiaries are governed by the Income Tax Law of the People’s Republic of China (PRC) concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws).  Under the Income Tax Laws, foreign investment enterprises (FIE) generally are subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income as reported in their statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions of cities for which more favorable effective tax rates apply.  Upon approval by the PRC tax authorities, FIE's scheduled to operate for a period of 10 years or more and engaged in manufacturing and production may by exempt from income taxes for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter with a 50% exemption for the next three years.

In 2001, Duoyuan China became a Foreign JV enterprise. This economic region allows foreign enterprises a two-year income tax exemption and a 50% income tax reduction for the following three years. The Company was approved as a Foreign JV enterprise in 2001. Also Duoyuan China had operating losses prior to the fiscal year ended June 30, 2003 and started to generate a net profit for the year ended June 30, 2004. Therefore Duoyuan China has an income tax exemption for years ending June 30, 2004 and 2005 and 50% income tax reduction for the years ending June 30, 2006, 2007 and 2008.

Langfang Duoyuan is located in a Special Economic and high technology Zone and the PRC tax authority has offered a special income tax rate to Langfang Duoyuan for doing business in the special zone. With the approval of the local government, Langfang Duoyuan is exempt from income taxes for five years, commencing with their first profitable year of operations.

Langfang Duoyuan has operating losses prior to the fiscal year ended June 30, 2003 and started to generate a net profit for the fiscal year ending June 30, 2004. Therefore Langfang Duoyuan has an income tax exemption for the years ending June 30, 2004, through June 30, 2008. Langfang Duoyuan will become subject to an income tax  rate of 33% starting June 30, 2009.

Prior to acquiring Hunan Duoyuan, the shareholders negotiated with Hunan Shaoyang Treasure Department to obtain an income tax exemption benefit. The Treasure Department granted the Company a five-year income tax exemption commencing with the first profitable year of operations. In addition, the Treasure Department granted a 50% refund of income taxes based upon the amount of income taxes paid by Hunan Duoyuan. Hunan Duoyuan suffered an operating loss in the first year of operations ending June 30, 2004 and started to generate a net profit for the fiscal year ended June 30, 2005. Therefore Hunan Duoyuan has an income tax exemption for the years ending June 30, 2005, through June 30, 2009. Hunan Duoyuan will become subject to income tax at rate of 33% starting June 30, 2010 and will enjoy a 50% income tax refund based upon the amount of income taxes paid.

For the nine months ended March 31, 2006 and 2005, the provision for income taxes amounted to $1,453,545 and $0, respectively. The estimated tax savings due to the tax exemption for the nine months ended March 31, 2006 and 2005 amounted to $1,793,363 and $728,264 respectively.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended June 30:

Value Added Tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax in accordance with Chinese laws. The value added tax standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.

Both Langfang Duoyuan and Hunan Duoyuan will get 12.5% and 5% refund respectively, on the VAT amount paid for the first five years of the operations.

Recently issued accounting pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage).  Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandle costs may be so abnormal as to require treatment as current period charges...” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.”  In addition, this requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities.

The provisions of SFAS 151 shall be applied prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for inventory costs incurred during fiscal years beginning after the date this Statement was issued.  The Company’s adoption of SFAS No. 151 did not have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), “Share-Based Payment”, which amends FASB Statement No. 123 and will be effective for public companies for interim or annual periods beginning after June 15, 2005.  The revised standard requires, among other things that compensation cost for employee stock options be measured at fair value on the grant date and charged to expense over the employee’s requisite service period for the option.  Due to the absence of observable market prices for employee stock options, the standard indicates that the fair value of most stock options will be determined using an option-pricing model. The Company’s adoption of SFAS No. 123(R) did not have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.  The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle.

This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005.  The Company’s adoption of SFAS No. 153 did not have a material impact on the Company’s financial position or results of operations.

In March 2005, the FASB published FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” which clarifies that the term, conditional asset retirement obligations, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity.

The uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. The interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of the Company’s fiscal 2006. The adoption of this Interpretation is not expected to have a material effect on the Company’s financial position or results of operations.

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 replaces APB No. 20 (“APB 20”) and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of change a cumulative effect of changing to the new accounting principle whereas SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle, unless it is impracticable. SFAS No. 154 enhances the consistency of financial information between periods. SFAS No. 154 will be effective beginning with the Company’s first quarter of fiscal year 2006. The Company adoption of SFAS No. 154 did not have a material impact on its results of operations, financial position or cash flows as there were no transactions subject to the provision of FASB No. 154 that occurred during the period.

In June 2005, the EITF reached a consensus on Issue No. 05-06, "Determining the Amortization Period for Leasehold Improvements" (EITF 05-06). EITF 05-06 provides guidance for determining the amortization period used for leasehold improvements acquired in a business combination or purchased after the inception of a lease, collectively referred to as subsequently acquire leasehold improvements). EITF 05-06 provides that the amortization period used for the subsequently acquired leasehold improvements to be the lesser of (a) the subsequently acquired leasehold improvements' useful lives, or (b) a period that reflects renewals that are reasonably assured upon the acquisition or the purchase. EITF 05-06 is effective on a prospective basis for subsequently acquired leasehold improvements purchased or acquired in periods beginning after the date of the FASB's ratification, which was on June 29, 2005. The Company adoption of EITF 05-06 does not have a material impact on its results of operations.

In July 2005, the Financial Accounting Standards Board (FASB) issued an Exposure Draft of a proposed Interpretation “Accounting for Uncertain Tax Positions—an interpretation of FASB Statement No. 109.” Under the proposed Interpretation, a company would recognize in its financial statements its best estimate of the benefit of a tax position, only if the tax position is considered probable of being sustained on audit based solely on the technical merits of the tax position. In evaluating whether the probable recognition threshold has been met, the proposed Interpretation would require the presumption that the tax position will be evaluated during an audit by taxing authorities. The proposed Interpretation would be effective as of the end of the first fiscal year ending after December 15, 2005, with a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. The proposed Interpretation would apply to all tax positions and only benefits from tax positions that meet the probable recognition threshold at or after the effective date would be recognized. The Company is currently analyzing the proposed Interpretation and has not determined its potential impact on our Consolidated Financial Statements. While we cannot predict with certainty the rules in the final Interpretation, there is risk that the final Interpretation could result in a cumulative effect charge to earnings upon adoption, increases in future effective tax rates, and/or increases in future interperiod effective tax rate volatility.

In October 2005, FASB Staff Position (FSB) FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period" was issued.  This FSP concluded that rental costs associated with ground or building operating leases that are incurred during a construction period be expensed.  The guidance in the FSP is required to be applied to the first reporting period beginning after June 30, 2005.  The adoption of this pronouncement did not have a material impact on the Company's financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“FAS 155”), which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“FAS 140”). FAS 155 provides guidance to simplify the accounting for certain hybrid instruments by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative, as well as, clarifies that beneficial interests in securitized financial assets are subject to FAS 133. In addition, FAS 155 eliminates a restriction on the passive derivative instruments that a qualifying special-purpose entity may hold under FAS 140. FAS 155 is effective for all financial instruments acquired, issued or subject to a new basis occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“FAS 156”), which amends SFAS No. 140. FAS 156 specifically provides guidance addressing the recognition and measurement of separately recognized servicing assets and liabilities, common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge accounting treatment. FAS 156 is effective for all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006, with early adoption being permitted.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FAS 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The requirements of FIN 48 are effective for our fiscal year beginning January 1, 2007.

Ending of Fiscal Year

For US financial statements reporting purposes, starting from 2003, the Company has adopted June 30 as its fiscal year end

Note 3 - Supplemental Disclosure of Cash Flow Information

Interest expense paid amounted to $532,008 and $326,018 for the nine months ended March 31, 2006 and 2005, respectively.

Income tax payments paid amounted to $0 and $0 for the periods ended March 31, 2006 and June 30, 2005, respectively.

Note 4 – Advances on inventory purchases

Advances on inventory purchases are monies advanced to vendors on inventory purchases.  The inventory is normally delivered within six months after the monies have been advanced.  The total outstanding amount was $912,675 and $875,695 as of March 31, 2006 and June 30, 2005, respectively.

Note 5 – Related party transactions

Mr. Guo Wenhau is the Company’s sole shareholder and chief executive. The following is a description of the individuals and companies discussed in the footnotes and their relationship to the Company:

Other receivables from related parties are generated by the Company making various cash advances and short term loans and allocation of various expenses to related parties. These are recurring transactions. The Company does not charge interest on these receivables.

The Company has short term loans from related parties of $1,041,001 and $2,531,998 as of  March 1, 2006 and June 30, 2005, respectively.  These amounts were loaned to the Company for business operations. These amounts are short-term and are non interests bearing.

On October 16, 2005, Huiyuan Institute transferred 90% of the equity of Langfang Duoyuan to Duoyuan China whereby Duoyuan China holds 95% of the equity of Langfang Duoyuan while Huiyuan Institute remains the holder of 5% of the Langfang Duoyuan equity.  The consolidated financial statements of the Company as of and for the nine months ended March 31, 2006 and as of and for the year ended June 30, 2005, however, reflect the activities of its 95% then owned subsidiary, LangFang.  The consolidated financial statements have been presented as if the acquisition of the subsidiary occurred at the beginning of 2003 due to common management and ownership.  Other payable to Huiyuan Institute of $4,742,400 and $4,598,000 as of March 31, 2006 and June 30, 2005 represent the unpaid purchase price of Huiyuan Institute’s 90% equity interest in Langfang Duoyuan.  The purchase price was fully paid on May16, 2006.

Note 6 – Lines of Credit

The lines of credit represent amounts due to various banks which are due on demand or normally within one year. These loans can be renewed with the banks. The Company had a total of $12,230,400 and $11,858,000 outstanding on these lines of credit as of March 31, 2006 and June 30, 2005, respectively. The loans consisted of the following:

Note 7 – Reserves and Dividends

The laws and regulations of the People’s Republic of China require that before a Sino-foreign cooperative joint venture enterprise distributes profits to its partners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserve. The statutory reserves include the surplus reserve fund, the common welfare fund, and the enterprise fund.

Statutory reserve fund

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distribution of any dividends to shareholders.   For the nine months ended March 31, 2006 and for the year ended June 30, 2005, the Company transferred $805,697 and $387,760 to this reserve which represents 10% of the current year’s net income determined in accordance with PRC accounting rules and regulations.  The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common welfare fund

The Company is required to transfer 5% to 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to the statutory common welfare fund. This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.  The transfer to this fund must be made before distribution of any dividend to shareholders. For the nine months ended March 31, 2006 and for the year ended June 30, 2005, the directors authorized, subject to shareholders’ approval, the transfer of $402,849 and $193,880, which amounted to 5% of current year’s net income, to the statutory reserve fund.

The Chinese government restricts distributions of registered capital and the additional investment amounts required by the Chinese joint ventures.  Approval by the Chinese government must be obtained before distributions of these amounts can be returned to the shareholders.

Note 8 - Operating Leases

The Company leases office spaces as headquarter from its related party. For the nine months ended March 31, 2006 and 2005, the rents were $102,017 and $102,017, respectively. At June 30, 2005, the Company has the following total future minimum lease payments under an operating lease:

Note 9 - Business Combination

In December 2003, the Company acquired Hunan Printing Machinery Co., Ltd. and changed its name to Hunan Duoyuan Printing Machinery Co., Ltd. Hunan Duoyuan acquisition is crucial to increase the production capacity of the Company.

Hunan Duoyuan Printing Machinery Ltd. formerly known as HuNan Printing Machinery was a state-owned company with initial registered capital of RMB 92.35 million. HuNan
Printing Machinery had suffered operating losses for many years.

Note 9 - Business Combination, continued

On December 1, 2003, HuNan Printing Machinery was reorganized by the state government.  All liabilities were assumed by the state government and the company with its remaining assets which consisted of fixed assets, land use rights and inventory were offered for sale at a public auction. Duoyuan China and Langfang Duoyuan successfully acquired HuNan Printing Machinery for the price of RMB 38,000,000. After the auction, Duoyuan China and Langfang Duoyuan respectively owns 88% and 12% of HuNan Printing Machinery.  Soon after the acquisition, the Company engaged a Chinese certified public accounting firm to perform the valuation on all the assets acquired in the company.  HuNan Printing Machinery’s name was changed to Hunan Duoyuan Printing Machinery Ltd and obtained a new business license on March 10, 2004 with an operating term of 30 years and the company's registered capital was stated at RMB 105.9 million.

In accordance with PRC law, the registered capital of Hunan Duoyuan Printing Machinery Ltd. was increased to RMB 105.9 million which was verified by Hunan Shaoyang ReHe United Certified Public Accountants Firm on April 23, 2004. The ownership equity ratio of Duoyuan China and Langfang Duoyuan remained unchanged. The registered capital increase was registered with Shaoyang AIC on April 28, 2004.

The fair market value of the acquired assets was RMB 105.93 million according to the appraisal report issued by Hunan Shaoyang ReHe United Certified Public Accountants Firm on April 23, 2004.  The Company has accounted for this business combination in accordance with SFAS No. 141, Business Combinations, using the purchase method to record new cost basis for the assets acquired and liabilities assumed. The purchase price was allocated to the assets and liabilities based on their respective fair values. As of the date of acquisition, the fair value of the net assets acquired exceeded the purchase price paid resulting in negative goodwill. The negative goodwill was allocated to all acquired long-term assets of the acquired company.

Note 10 – Subsequent Event

On August 31, 2006, Duoyuan Investments Limited, a British Virgin Island company (“DIL”) and Asian Financial Inc. signed an equity transfer agreement (the “Agreement”). Asian Financial Inc. is a Wyoming corporation and is an SEC reporting and non-trading company and has no business operations.  Duoyuan Investments Limited. owns 100% of the equity interest of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (“Duoyuan China”), which has two subsidiaries, a 99.4% ownership in Hunan Duoyuan Printing Machinery Co., Ltd. and 95% ownership in Langfang Duoyuan Digital Technology Co., Ltd (collectively referred to as the Duoyuan Interest).   Asian Financial Inc. will acquire the Duoyuan Interest in exchange for 47,100,462 new shares of common stock in Asian Financial Inc. to be issued to DIL.  Asian Financial Inc.  will have a total outstanding 50,600,462 shares as of the Closing Date and DIL’s 47,100,462 shares of common stock will equal 93.083077% ownership in Asian Financial Inc.   For accounting purposes this transaction will be treated as a recapitalization of Duoyuan China where Duoyuan China is considered the accounting acquirer.

See report of independent registered public accounting firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  September 6, 2006

                                      Asian Financial, Inc.

                                      By: /s/ Dempsey K. Mork
                                      Name: Dempsey K. Mork
                                      Title: Chief Executive Officer